Filed pursuant to Rule 424(b)(5)

Registration No. 333-292327

Prospectus Supplement

(To Prospectus dated January 5, 2026)

Zeta Network Group

$6,000,000

Senior 10% Original Issue Discount Convertible Promissory Note

324,114 Class A Ordinary Shares Issuable Upon Conversion of the Senior 10% Original Issue Discount Convertible Promissory Note,

Warrants

270,271 Class A Ordinary Shares Issuable upon Exercise of the Warrants,

And

185,344 Class A Ordinary Shares

Pursuant to this prospectus supplement and the accompanying prospectus, and a securities purchase agreement dated March 10, 2026 (the “Purchase Agreement”), we are offering $6 million in principal amount of our Senior 10% Original Issue Discount Convertible Promissory Note (the “First Tranche Notes”) and Warrants (the “First Tranche Warrants”) to purchase up to 270,271 Class A Ordinary Shares of a nominal or par value of USD$0.25 each (the “Ordinary Shares”). The First Tranche Notes will have an original issue discount of 10%, a maturity of twelve months from the date of issuance, bear no interest and will be convertible immediately upon issuance, subject to certain exceptions, into Ordinary Shares at an initial conversion price equal to the lower of (i) $18.51, or (ii) a price equal to the greater of (x) the floor price (the “Floor Price”) of $1.742, subject to reset every six months, or (y) the Alternative Conversion Price, as hereinafter defined. If the Alternative Conversion Price is less than the Floor Price in effect, we shall issue a number of shares equal to the conversion amount divided by the Floor Price, and either pay to the First Tranche Note holder in cash by via transfer of immediately available funds, or add to the outstanding principal of the First Tranche Notes, an amount as defined elsewhere in this prospectus supplement. The First Tranche Warrants have a per share exercise price of $18.51, subject to adjustment pursuant to price-based anti-dilution provisions, among other adjustments, as set forth in the First Tranche Warrants. The First Tranche Warrants are exercisable immediately upon issuance, subject to certain exceptions, and expire five years from the initial date of exercise. This prospectus supplement also relates to the offering of the Ordinary Shares issuable upon conversion of the First Tranche Notes and the exercise of the First Tranche Warrants. In addition, we are registering 185,344 Ordinary Shares (the “Pre-Delivery Shares”), which we will deliver to the purchasers of the First Tranche Notes and First Tranche Warrants to hold pending their conversion or exercise. The issuance of the First Tranche Notes, the First Tranche Warrants and the Pre-Delivery Shares together are collectively referred to as the “First Tranche Closing.”

On February 10, 2026, our board of directors approved the implementation of a 1:100 reverse share split and share consolidation of our authorized and issued share capital (the “Share Consolidation”), which had previously been authorized by our shareholders at our extraordinary general meeting on January 22, 2026. The Share Consolidation was effective under Cayman Islands law on February 10, 2026, and on that same date, we filed our eighth amended and restated memorandum and articles of association, which reflects the Share Consolidation, with the Registrar of Companies in the Cayman Islands. Upon the opening of the market on March 12, 2026, our Ordinary Shares began trading on the Nasdaq Capital Market (“Nasdaq”) on a post Share Consolidation basis under the same symbol “ZNB” but with a new CUSIP number, G2287A142. Share and per share data have been retroactively adjusted to reflect the decreased number of shares resulting from the Share Consolidation, unless otherwise stated.

In addition, we agreed to sell the investors, subject to the conditions set forth in the Purchase Agreement, no sooner than May 12, 2026 (the first trading day following 60 days after March 12, 2026, the date of the effectiveness and reflection on the records of the Depository Trust Company and in the trading of the Ordinary Shares on Nasdaq of the Share Consolidation) an additional $4 million in principal amount of our Senior 10% Original Issue Discount Convertible Promissory Notes (the “Second Tranche Notes, ”and collectively with the First Tranche Notes, the “Notes”) and warrants (the “Second Tranche Warrants,” and collectively with the First Tranche Warrants, the “Warrants”), the number of which will be determined by dividing $2.0 million by the daily VWAP as of the trading day immediately prior to the closing date for this additional tranche, having substantially the same terms as the First Tranche Notes and First Tranche Warrants.

The Second Tranche Notes, the Ordinary Shares issuable from time to time upon conversion of the Second Tranche Notes, the Second Tranche Warrants and the Ordinary Shares issuable from time to time upon exercise of the Second Tranche Warrants, all of which have not yet been sold, are not being registered herein and, if sold, will either be sold pursuant to an effective registration statement or pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”).

For a more detailed description of the First Tranche Notes and First Tranche Warrants, see the section entitled “Description of Securities We Are Offering” beginning on page S-14. There is no established public trading market for the First Tranche Notes and First Tranche Warrants, and we do not expect such markets to develop. We do not intend to apply to list the First Tranche Notes and First Tranche Warrants on any securities exchange.

Our Ordinary Shares trade on the NASDAQ Capital Market under the symbol “ZNB.” On March 11, 2026, the closing sale price of our Ordinary Shares was $10.78 per share, as adjusted for the Share Consolidation.

As of March 11, 2026, the aggregate market value of our outstanding Ordinary Shares held by non-affiliates was approximately $17 million, based on 1,579,591 outstanding Ordinary Shares held by non-affiliates, and a per share price of $10.78, which was the closing price on the NASDAQ Capital Market of our Ordinary Shares on that date, as adjusted for the Share Consolidation.

We have retained Maxim Group LLC to act as the exclusive placement agent to use its best efforts to solicit offers from investors to purchase the securities in this offering. The placement agent has no obligation to buy any securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. The placement agent is not purchasing or selling any securities in this offering. We will pay the placement agent a fee equal to the sum of 6.0% of the aggregate purchase price paid by investors in this offering.

We estimate the total expenses of this offering, excluding the placement agent fees, will be approximately $0.1 million. We are not required to sell any specific number or dollar amount of the securities offered in this offering. After deducting fees due to the placement agent and our estimated offering expenses, we expect the net proceeds to us from this offering will be approximately $5.0 million, not including the exercise price of any First Tranche Warrants. We expect to deliver the First Tranche Notes and First Tranche Warrants to the purchasers on or about March 12, 2026, subject to the satisfaction of customary closing conditions.

Total
Public offering price	$5,400,000
Placement agent fees(1)	$324,000
Offering proceeds to us, before expenses	$5,076,000

(1)	See “Plan of Distribution” for additional information regarding total compensation payable to the placement agent, including expenses for which we have agreed to reimburse the placement agent.

Our business and holding our Ordinary Shares involve a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement, on page 5 of the accompanying base prospectus and the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Maxim Group LLC

The date of this prospectus supplement is March 12, 2026

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with additional or different information. We are offering to sell, and seeking offers to buy, First Tranche Notes and First Tranche Warrants only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the First Tranche Notes or First Tranche Warrants or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

On December 22, 2025, we filed with the SEC a registration statement on Form F-3 (File No. 333-292327) utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective on January 5, 2026. Under this shelf registration process, we may, from time to time, sell up to $100,000,000 in the aggregate of Ordinary Shares, preferred shares, debt securities, warrants, rights and units, of which approximately $90,000,000 will remain available for sale following this offering and as of the date of this prospectus supplement.

The two parts of this document include: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying base prospectus, which provides a general description of the securities that we may offer, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement. You should read this prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus supplement modifies or supersedes that statement. Any statements so modified or superseded will be deemed not to constitute a part of this prospectus supplement except as so modified or superseded. In addition, to the extent of any inconsistencies between the statements in this prospectus supplement and similar statements in any previously filed report incorporated by reference into this prospectus supplement, the statements in this prospectus supplement will be deemed to modify and supersede such prior statements.

The registration statement that contains this prospectus supplement, including the exhibits to the registration statement and the information incorporated by reference, contains additional information about the securities offered under this prospectus supplement. That registration statement can be read on the SEC’s website or at the SEC’s offices mentioned below under the heading “Where You Can Find More Information.”

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying base prospectus and any related free writing prospectus that we prepare or authorize. We have not authorized anyone to provide you with different or additional information, and we take no responsibility for any other information that others may give you. If you receive any other information, you should not rely on it.

This prospectus supplement and the accompanying base prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which this prospectus supplement relates, nor do this prospectus supplement and the accompanying base prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information in this prospectus supplement and the accompanying base prospectus is accurate at any date other than the date indicated on the cover page of this prospectus supplement or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations or prospects may have changed since that date.

You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed in connection with this offering or that we may otherwise publicly file in the future because any such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may represent the applicable parties’ risk allocation in the particular transaction, may be qualified by materiality standards that differ from what may be viewed as material for securities law purposes or may no longer continue to be true as of any given date.

Unless stated otherwise or the context otherwise requires, references in this prospectus supplement and the accompanying base prospectus to the “Company,” “Zeta,” “we,” “us” or “our” refer to Zeta Network Group.

S-ii

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus, including the documents referred to or incorporated by reference in this prospectus or statements of our management referring to our summarizing the contents of this prospectus, include “forward-looking statements”. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results may differ materially or perhaps significantly from those discussed herein, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project” and other similar expressions. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements included or incorporated by reference in this prospectus or our other filings with the Securities and Exchange Commission, or the SEC include, but are not necessarily limited to, those relating to:

●	price and volatility of Bitcoin and other cryptocurrencies;

●	regulatory changes or actions that may restrict the use of cryptocurrencies or the operation of cryptocurrency networks in a manner that may require us to cease certain or all operations;

●	the volatility of the market price of our Class A ordinary shares or other securities, which could cause the value of your investment to decline;

●	our ability to maintain the listing of Class A ordinary shares on Nasdaq;

●	the trading price of our securities, which has been and may continue to be volatile;

●	unexpected costs or expenses;

●	future issuances, sales or resales of our Class A ordinary shares;

●	our expectation regarding the use of proceeds from our financing activities;

●	our expectations regarding our cash runway;

●	general economic and business conditions in our markets; and

●	other matters described in the section titled “Item 3.D. – Risk Factors” in our most recent annual report on Form 20-F for the year ended June 30, 2025, filed with the SEC on November 12, 2025, incorporated herein by reference.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipate in our forward-looking statements. Please see “Risk Factors” in our reports filed with the SEC or in a prospectus supplement related to this prospectus for additional risks which could adversely impact our business and financial performance.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout (or incorporated by reference in) this prospectus.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus and any supplement hereto carefully, including the risk factors section as well as the financial statements and the notes to the financial statements incorporated herein by reference.

In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms “Zeta Network Group”, “Zeta”, “we”, “us”, and “our” refer and relate to Zeta Network Group and its consolidated subsidiaries.

Our Company

The share and per share data below have not been retroactively adjusted to reflect the Share Consolidation.

History and Development of the Company

We are an entertainment technology and digital asset finance company combining innovative digital asset and technology strategies with Bitcoin treasury operations. Having previously developed technology and artificial intelligence for the entertainment industry, we are now building a Bitcoin-centric institutional finance platform integrating digital asset treasury management, Bitcoin liquidity aggregation and sustainable Bitcoin mining operations. We primarily provide services through our wholly owned subsidiaries.

Zeta Network Group (formerly known as Color Star Technology Co., Ltd. was founded as an unincorporated business on September 1, 2005, under the name TJS Wood Flooring, Inc., and became a C-corporation in the State of Delaware on February 15, 2007. On April 29, 2008, we changed our name to China Advanced Construction Materials Group, Inc. On December 27, 2018, we consummated a redomicile merger pursuant to which we merged with and into China Advanced Construction Materials Group, Inc., a newly formed Cayman Islands exempted company and the surviving entity in the merger, pursuant to the terms and conditions of an Agreement and Plan of Merger adopted in July 2018. As a result of the merger, we are now governed by the laws of the Cayman Islands.

By special resolution of shareholders dated 28 June 2019, our name was changed from China Advanced Construction Materials Group, Inc. to Huitao Technology Co., Ltd. On July 12, 2019, our Amended and Restated Memorandum and Articles of Association (“2019 Amended and Restated Memorandum and Articles”) was filed with the Registrar of Companies (Cayman Islands) and a Certificate of Incorporation on Change of Name for Huitao Technology Co. Ltd. was issued.

By special resolution of shareholders dated April 27, 2020, our name was changed from Huitao Technology Co., Ltd. to Color Star Technology Co., Ltd. On May 1, 2020, our Amended and Restated Memorandum and Articles of Association (“2020 Amended and Restated Memorandum and Articles”) was filed with the Registrar of Companies (Cayman Islands) and a Certificate of Incorporation on Change of Name to “Color Star Technology Co., Ltd. was issued.

On September 3, 2022, Color Metaverse Pte. Ltd., our Singapore subsidiary, entered into a phone purchase agreement with Ziaul Haq for a quantity of 10,000 units of smart phones which shall be paid by the following methods: (i) $2,800,000 by cash and (ii) $2,200,000 to be paid with ordinary shares issued by us. The Share Consideration would be paid to Ziaul Haq at the trading price of the trading day immediately prior to the signing date. As of the date of this annual report, such shares have not been issued yet.

On September 26, 2022, we completed a 40-for-1 reverse share split of our ordinary shares, which was approved by our shareholders on April 11, 2022. As a result of the reverse share split, the number of ordinary shares outstanding was reduced from approximately 261,757,531 to approximately 6,543,938 ordinary shares, subject to rounding up of all fractional shares to the nearest whole share in lieu of such fractional shares. No preference shares were issued and outstanding then and there.

Effective November 1, 2022, we changed the ticker symbol of our ordinary shares traded on the Nasdaq Capital Market from “CSCW” to “ADD” representing our hope that our business will keep growing.

On January 11, 2023, the Company, Color Sky Entertainment Limited, a Hong Kong corporation and the Company’s wholly owned subsidiary, and Tian Jie (the “January 2023 Purchaser”), entered into a certain share purchase agreement (the “Disposition SPA”). Pursuant to the Disposition SPA, the January 2023 Purchaser agreed to purchase Color Sky in exchange for no consideration. Upon the closing of the transaction contemplated by the Disposition SPA, the January 2023 Purchaser became the sole shareholder of Color Sky and as a result, assumed all assets and liabilities of Color Sky.

On March 24, 2023, we held our annual meeting of shareholders, pursuant to which the shareholders of the Company approved the proposal to amend the authorized share capital of the Company from US$32,000,000 divided into 800,000,000 Ordinary Shares with a par value of US$0.04 each; to 700,000,000 Class A Ordinary Shares with a par value of $0.04 each and 100,000,000 Class B Ordinary Shares with a par value of US$0.04 each, in each case having the rights and subject to the restrictions set out in the Fifth Amended and Restated Memorandum of Association and Articles of Association of the Company.

On May 19, 2023, the Company entered into a certain concert cooperation agreement, by and among Rich America Inc., an Ohio corporation (“Rich America”), Color Star DMCC, a United Arab Emirates corporation, and the Company. Pursuant to the concert cooperation agreement, Rich America agreed to have certain music artists represented by Rich America perform at nine concert events organized by Color Star to be held between May 2023 and March 2024 (the “Concerts’) for an aggregate consideration of US$8,000,000, to be paid in 6,400,000 restricted Class A Ordinary Shares, par value $0.04 per share, of the Company.

On December 17, 2023, the Company entered into certain copyright acquisition agreement, by and among Nine Star Parties and Entertainment LLC., an Ohio limited liability company (“Nine Star”), the Company, and Color Star DMCC, a wholly owned subsidiary of the Company. Pursuant to the copyright acquisition agreement, Nine Star agreed to sell to Color Star DMCC all of Nine Star’s right, title and interests in and to 24 pieces of music works created by Nine Star, for an aggregate consideration of US$7,200,000, to be paid in 24,000,000 restricted Class A Ordinary Shares of the Company. The 24,000,000 restricted Class A Ordinary Shares to be issued as consideration to Nine Star are exempt from registration pursuant to Regulation S of the Securities and Exchange Act of 1934. The transaction contemplated by the copyright acquisition agreement closed on December 19, 2023 when all of the closing conditions in the copyright acquisition agreement were satisfied.

On September 27, 2024, the Company and certain institutional investors (the “September 2024 Purchasers”) entered into certain securities purchase agreement (the “September 2024 SPA”), pursuant to which the Company sold to the September 2024 Purchasers an initial tranche of senior secured convertible notes in the aggregate principal amount of approximately $7.6 million (the “September 2024 Notes”), having an original issue discount of 8%, a maturity date twelve months from the date of issuance, bearing an interest rate of 6% per annum, and convertible into Class A Ordinary Shares of the Company, and accompanying Series A Warrants to purchase up to an aggregate of 2,853,118 Class A Ordinary Shares, with an exercise price of $1.60 per Class A Ordinary Share (the “September 2024 Warrants”). The September 2024 Notes are convertible into the Company’s Ordinary Shares at the holder’s option, after 45 days from the date of issuance, in whole or in part, until the September 2024 Note is fully converted, at the lower of (i) $1.60 (“September 2024 Conversion Price”), or (ii) a price equal to 90% of the lowest VWAP of the Ordinary Shares during the ten (10)-trading day period immediately preceding the applicable conversion date (the “September 2024 Alternate Conversion Price”).

On September 29, 2024, we held our annual meeting of shareholders, pursuant to which the shareholders of the Company approved the proposal to effect a reverse share split at a ratio of up to one-for-two hundred fifty, and immediately after the approval of the reverse split, the subdivision of the Company’s authorized share capital to US$32,000,000, divided into: (i) 280,000,000,000 Class A Ordinary Shares of US$0.0001 par value each; and (ii) 40,000,000,000 Class B Ordinary Shares of US$0.0001 par value each.

On October 8, 2024, the Company and September 2024 Purchasers entered into a certain note exchange agreement (the “October 2024 Exchange Agreement”), pursuant to which the September 2024 Purchasers delivered to the Company for cancellation and termination the September 2024 Notes previously issued by the Company to the September 2024 Purchasers pursuant to the September 2024 SPA. In exchange, the Company issued to the September 2024 Purchasers new convertible notes (the “October 2024 Notes”) with substantially all of the same terms of the September 2024 Notes, except that the October 2024 Notes shall become convertible into the Company’s Class A Ordinary Shares at the holder’s option, immediately from the date of issuance, in whole or in part, until the October 2024 Notes are fully converted.

Effective November 15, 2024, the Company effected a 100-for-1 reverse share split of its Class A and Class B ordinary shares, and increased the authorized share capital of the Company to US$32 million divided into 280 billion Class A ordinary shares with a par value of US$0.0001 per share and 40 billion Class B ordinary shares with a par value of US$0.0001 per share.

On November 25, 2024, the Company entered into certain note exchange agreements (the “November 2024 Exchange Agreement”) with the September 2024 Purchasers who are parties to the September 2024 SPA. Under the November 2024 Exchange Agreement, the September 2024 Purchasers agreed to deliver to the Company for cancellation and termination the October 2024 Notes previously issued by the Company to the September 2024 Purchasers pursuant to the October 2024 Exchange Agreement. In exchange, the Company issued to the September 2024 Purchasers new convertible notes (the “November 2024 Exchange Notes”) with substantially the same terms of the October 2024 Notes, except that a floor price of $25.40, equal to 20% of the closing price of the Company’s Class A Ordinary Shares on the trading day immediately prior to the execution of the September 2024 SPA (the “November 2024 Floor Price”), was added to the November 2024 Exchange Notes. The November 2024 Exchange Notesare convertible into the Company’s Class A Ordinary Shares at the holder’s option, in whole or in part, until the November 2024 Exchange Notesare fully converted, at the lower of (i) the September 2024 Conversion Price, or (ii) a price equal to the greater of (x) the Floor Price and (y) the September 2024 Alternate Conversion Price.

On November 25, 2024, the Company and each of the Purchasers entered into an amendment to the September 2024 SPA (the “September 2024 SPA Amendment”) to increase the maximum aggregate Subscription Amounts (as defined in the September 2024 SPA) from US$33,000,000 to US$40,000,000. Except as expressly set forth above, the September 2024 SPA remained unchanged and in full force and effect.

On November 25, 2024, the Company and the September 2024 Purchasers elected to consummate an Additional Closing (as defined in the September 2024 SPA), pursuant to which the Company issued senior secured convertible notes to the Purchasers in the aggregate principal amount of approximately $7.68 million. On December 2, 2024, the Company issued the notes to the September 2024 Purchasers. Concurrent with the this closing, the September 2024 Purchasers fully redeemed the November 2024 Exchange Notes.

On January 9, 2025, the Company entered into a copyright acquisition agreement with Nine Star and Color Star DMCC. Pursuant to the copyright acquisition agreement, Nine Star agreed to sell to Color Star DMCC all of Nine Star’s right, title and interests in and to 27 pieces of music works created by Nine Star (the “Works”), for an aggregate consideration of US$8,100,000, to be paid in 2,250,000 restricted Class A Ordinary Shares. The restricted shares were issued on February 5, 2025. However, the Works were not transferred or assigned to the Company and the Company canceled the 90,000 Class A Ordinary Shares on October 15, 2025. The Company considered these transactions have never taken place as Nine Star did not complete its performance duties of transferring or assigning the copyrights to the Company.

On January 16, 2025, the Company and the September 2024 Purchasers elected to consummate an additional closing, pursuant to which the Company shall issue senior secured convertible notes to the Purchasers in the aggregate principal amount of approximately $8.7 million (the “January 2025 Notes”), having an original issue discount of 8%, a maturity date twelve months from the date of issuance, bearing an interest rate of 6% per annum, and convertible into Class A Ordinary Shares of the Company, and accompanying Series B Warrants to purchase up to an aggregate of 2,467,692 Class A Ordinary Shares, with an exercise price of $2.11 per Ordinary Share.

On January 16, 2025, the Company and each of the September 2024 Purchasers entered into an amendment no. 2 to the September 2024 SPA to revise the definition of Exempt Issuances in the September 2024 SPA. Except as expressly set forth above, the September 2024 SPA remained unchanged and in full force and effect.

On February 26, 2025, Model Queen entered into a certain purchase and sale agreement with BTC KZ, a company organized under the laws of Kazakhstan, pursuant to which Model Queen shall purchase certain cryptocurrency mining hardware and other equipment from BTC KZ from time to time in separate purchase orders. The parties agreed that the purchase will be made using a combination of US$9,000,000 in cash and US$26,000,000 payable in 16,250,000 restricted Class A Ordinary Shares.

On July 25, 2025, the Company entered into a series of related agreements with BTC KZ and Ulife Media and Production International Limited (“ULife”), a wholly owned subsidiary of BTC KZ, in connection with the restructuring of the payment of consideration under a prior purchase and sale agreement dated February 26, 2025 involving the acquisition of certain cryptocurrency mining machines (the “February 2025 Purchase Agreement”). As part of this restructuring, the Company entered into a secured term loan agreement with BTC KZ pursuant to which BTC KZ agreed to lend the Company $31,600,000 (the “BTC KZ Loan”). The BTC KZ Loan bears interest at a rate of 5% per annum, matures on July 24, 2028, and is repayable in equal quarterly installments of $2.85 million beginning September 30, 2025. The Company is also required to prepay the outstanding balance of the BTC KZ Loan with at least 50% of the net proceeds from any public or private equity offering. In connection with the BTC KZ Loan, the Company issued a promissory note to BTC KZ in the principal amount of $31,600,000 (the “BTC KZ Note”).

To secure the Company’s obligations under the BTC KZ Loan and the BTC KZ Note, the parties entered into a security agreement granting BTC KZ a first-priority security interest in the equipment previously acquired under the February 2025 Purchase Agreement. The equipment remains hosted in Kazakhstan pursuant to a hosting agreement dated March 20, 2025 between Model Queen and BTC KZ. In addition, the Company, BTC KZ, and ULife entered into a redemption and share cancellation agreement pursuant to which the share consideration previously issued to ULife was redeemed and cancelled effective as of August 6, 2025. Following such cancellation, ULife relinquished all ownership and rights in the cancelled shares.

On August 13, 2025, the Company entered into securities purchase agreements with certain institutional investors for the purchase and sale of 11,450,000 Ordinary Shares at a purchase price of $0.56 per share, together with warrants to purchase up to 11,450,000 Ordinary Shares (the “August 2025 Warrants”) at an initial exercise price of $0.56 per share. Gross proceeds, before deducting placement agent fees and other offering expenses, were approximately $6.4 million. In addition, the Company entered into an agreement with certain existing investors holding January 2025 Notes issued by the Company in January 2025 pursuant to which such investors have agreed to waive certain rights in consideration of the Company issuing to such investors approximately 2.9 million additional warrants to purchase Ordinary Shares, identical in all respects to the August 2025 Warrants issued in the offering. On September 4, 2025, the Company entered into a Payoff Letter Agreement with each of the holders of the Company’s outstanding January 2025 Notes pursuant to the September 2024 SPA, as amended. Pursuant to the Payoff Letter Agreement, the Company and the holders agreed to fully and finally settle the remaining outstanding principal balances of the January 2025 through a one-time conversion into Class A Ordinary Shares, at a fixed conversion price of US$1.15 per share.

On October 7, 2025, the Company entered into a Strategic Partnership Agreement with SOLV Foundation, a multi-chain Bitcoin liquid staking and institutional-grade structured finance platform with $2.5 billion in TVL, powering SolvBTC across Binance, Base and Solana. The partnership underscores the Company’s ambition to establish itself as a Nasdaq-listed leader in Bitcoin-centric digital asset finance.

On October 7, 2025, the Company entered into a securities purchase agreement with certain institutional investors named thereto, pursuant to which the Company agreed to issue and sell, in a registered direct offering: (i) 800,000 Class A Ordinary Shares at a purchase price of $1.00 per share; and (ii) pre-funded warrants to purchase up to 14,200,000 Class A Ordinary Shares (the “October 2025 Pre-Funded Warrants”) at a purchase price of $ 0.9975 per October 2025 Pre-Funded Warrant. The Company received approximately $15 million in gross proceeds from the offering, before deducting placement agent fees and estimated offering expenses.

On October 15, 2025, the Company entered into a securities purchase agreement with certain investors pursuant to which the Company issued and sold to each investor in a private placement offering an aggregate of US$230,837,060 of the Company’s units, each unit consisting of one Class A Ordinary Share, and one warrant entitling the purchaser of a unit to purchase one Class A Ordinary Share, at an offering price of $1.7 per unit. The warrants are immediately exercisable for 60 months after issuance at an exercise price of $2.55 per Share. The gross proceeds of the offering are payable by 2,000 SolvBTC, a 1:1 wrapped Bitcoin-backed token issued by Solv Protocol, an on-chain Bitcoin reserve providing institutional mechanisms for the productive use of Bitcoin holdings. The Company received aggregated gross proceeds of US$230,837,060 from the offering.

Recent Developments

On January 22, 2026, the Company held its extraordinary general meeting of shareholders, pursuant to which the shareholders approved the following resolutions:

1. An ordinary resolution (the “Reverse Share Split and Share Consolidation Proposal”), to authorize the Board to effect a reverse share split and share consolidation (the “Share Consolidation”) of the Company’s authorized and issued share capital, at a ratio of up to one-for-one hundred, but in any case at a ratio of not less than one-for-five (the “Approved Consolidation Ratio”), at a date to be determined by the Board, with the exact ratios to be set at a whole number within this range, as determined by the Board in its sole discretion, such that the number of authorized and issued Class A Ordinary Shares and Class B Ordinary Shares is decreased by the Approved Consolidation Ratio, with the par value per Class A Ordinary Share and Class B Ordinary Share increased by the Approved Consolidation Ratio.

2. An ordinary resolution (the “Share Sub-Division Proposal”) to authorize the Board, following the determination of the Approved Consolidation Ratio to effect a share sub-division (the “Share Sub-Division”), of the Company’s authorized and issued share capital at a ratio to be determined by the Board following their determination of the Approved Consolidation Ratio (such ratio the “Approved Sub-Division Ratio”), at a date to be determined by the Board, such that the number of authorized and issued Class A Ordinary Shares and Class B Ordinary Shares is increased by the Approved Sub-Division Ratio, with the par value per Class A Ordinary Share and Class B Ordinary Share decreased by the Approved Sub-Division Ratio.

3. A special resolution that, subject to the approval and implementation of the Reverse Share Split and Share Consolidation Proposal, the Eighth Amended and Restated Memorandum and Articles of Association of the Company (the “Eighth Amended M&A”) be adopted in substitution for, and to the exclusion of, the existing Seventh Amended and Restated Memorandum and Articles of Association of the Company to reflect the Share Consolidation.

4. A special resolution that, subject to the approval and implementation of the Reverse Share Split and Share Consolidation Proposal and Share Sub-Division, the Ninth Amended and Restated Memorandum and Articles of Association of the Company (the “Ninth Amended M&A”) be adopted in substitution for, and to the exclusion of, the Eighth Amended and Restated Memorandum and Articles of Association of the Company to reflect the Share Consolidation and Share Sub-Division.

5. An ordinary resolution to adopt the Company’s 2026 Equity Incentive Plan and all transactions contemplated thereunder, including the reservation of 26,695,000 Class A Ordinary Shares thereunder and future issuance of shares.

On February 10, 2026, our Board approved the Share Consolidation at an Approved Consolidation Ratio of 1:100 with effect immediately. As a result, the authorized share capital of the Company was altered from USD$32,000,000.00 divided into 11,200,000,000 granted Class A Ordinary shares with a nominal or par value of USD$0.0025 and 1,600,000,000 Class B Ordinary shares with a nominal or par value of USD$0.0025 each, to USD$32,000,000.00 divided into 112,000,000 Class A Ordinary shares with a nominal or par value of USD$0.25 each and 16,000,000 Class B Ordinary shares with a nominal or par value of USD$0.25 each. No fraction of a share shall be issued by virtue of the Share Consolidation, and all fractions of shares resulting from the Share Consolidation will be rounded up to the nearest whole number of shares and each shareholder that would otherwise be so entitled to a fraction of a share shall instead, as a result of the Share Consolidation, be entitled to receive a whole share. On February 10, 2026, we filed our eighth amended and restated memorandum and articles of association with the Registrar of Companies in the Cayman Islands.

Upon the opening of the market on March 12, 2026, our Ordinary Shares began trading on the Nasdaq Capital Market (“Nasdaq”) on a post Share Consolidation basis under the same symbol “ZNB” but with a new CUSIP number, G2287A142.

As at the date of this prospectus supplement, the Board has not made any decision to implement the Share Sub-Division.

Business Overview

We are an entertainment technology and digital asset finance company combining innovative digital asset and technology strategies with Bitcoin treasury operations. Having previously developed technology and artificial intelligence for the entertainment industry, we are now building a Bitcoin-centric institutional finance platform integrating digital asset treasury management, Bitcoin liquidity aggregation and sustainable Bitcoin mining operations. We primarily provide services through our wholly owned subsidiaries.

After developing experience in artificial intelligence and network technology in the entertainment and metaverse industries, we shifted our focus to digital finance, commencing operations in our cryptocurrency mining business in Kazakhstan in April 2025. We entered into a Strategic Partnership Agreement with SOLV Foundation (“SOLV”), a multi-chain Bitcoin liquid staking and institutional-grade structured finance platform with $2.5 billion in TVL, powering SolvBTC across Binance, Base and Solana. The partnership underscores the Company’s ambition to establish itself as a Nasdaq-listed leader in Bitcoin-centric digital asset finance. Through our strategic partnership with SOLV Foundation, we offer compute on demand, performing hash calculations for our customer’s mining pool.

In addition to our Bitcoin-centric digital asset finance strategy. We provided online entertainment performances and online innovative education through our wholly owned subsidiaries, Color Metaverse and CACM. We offered students professional artist training platform featured by exclusive content and live interaction, with the mission of delivering world-class entertainment learning experiences and promoting entertainment exchange with our strong resources and deep connections in industry. Live music events have been a staple of the Company since its conception, and it also possesses its own ultra-modern concert stage that is capable of large motions in 3 dimensions and has advanced lighting and sound systems. According to PwC, live events revenue will grow at a 9.6% CAGR through to 2027. In the summer of 2023, the Company announced a partnership with the WBA which allowed us to organize WBA-approved boxing competitions. The first match took place in Dubai on the 26th of August 2023, where 6 prolific fighters competed for the WBA gold belt. In addition to the match tickets, the event was also broadcast on international and local television, and livestreamed on various online platforms such as Sina Sports and Tencent QQ Live. According to broadcasters, the competition garnered over 4 million viewers in total.

The following diagram illustrates our current corporate structure:

All subsidiaries are 100% wholly owned by the parent, unless otherwise indicated by the percentage on the chart.

Corporate Information

Our principal executive office is located at 14 Wall Street, 20th Floor, New York, NY 10005. Our telephone number is (929) 317-2699. We maintain a website at https://ir.thezetanetwork.com/ that contains information about our Company, though no information contained on our website is part of this prospectus. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus. Our annual reports on Form 20-F and reports on Form 6-K filed with the SEC are available, as soon as practicable after filing, at the investors’ page on our corporate website, or by a direct link to its filings on the SEC’s free website.

THE OFFERING

First Tranche Notes	$6,000,000 in principal amount of Senior 10% Original Issue Discount Convertible Promissory Note.

Second Tranche Closing

No sooner than May 12, 2026, (the first trading day following 60 days after March 12, 2026, the completion of the Share Consolidation) and upon our filing of an additional prospectus supplement and the satisfaction of certain other closing conditions, we will consummate the second tranche closing (the “Second Tranche Closing,” and collectively with the First Tranche Closing, the “Closings”) of $4 million. However, we are not registering pursuant to this prospectus supplement the issuance of any such Second Tranche Notes or Second Tranche Warrants (or Ordinary Shares issuable upon conversion and/or exercise of the Second Tranche Notes and Second Tranche Warrants) that may be issued at such Second Tranche Closing.

Maturity of First Tranche Notes	March 12, 2027, unless earlier converted.

Interest	The First Tranche Notes will not accrue interest unless there is an event of default, under which the rate is 10% per annum. Interest will accrue beginning on the issue date of the Notes and will be due and payable on the first Trading Day of each month during the continuance of such Event of Default.

Conversion Rights	Holders may convert all or any portion of their First Tranche Notes at their option at any time immediately upon the issuance of the Notes and prior to such holder’s First Tranche Notes being paid in full.

Floor Price	$1.742, subject to reset every six months (the “Floor Price”).

Conversion Price	The initial conversion price is equal to the lower of (i) $18.51 (the “Fixed Conversion Price”), or (ii) a price equal to the greater of (x) the Floor Price and (y) 90% of the lowest VWAP of the Ordinary Shares during the ten-trading day period immediately preceding the applicable conversion date (the “Alternative Conversion Price”). If the Alternative Conversion Price is less than the Floor Price in effect, we shall issue a number of shares equal to the conversion amount divided by such Floor Price, and either pay to the First Tranche Note holder in cash by via transfer of immediately available funds, or add to the outstanding principal of the First Tranche Notes an amount described elsewhere in this prospectus supplement. The conversion price is subject to adjustment if certain events occur. For more information, see “Description of Securities We Are Offering – Senior 10% Original Issue Discount Convertible Promissory Notes.”

First Tranche Warrants	First Tranche Warrants to purchase up to 270,271 Ordinary Shares at a per share exercise price of $18.51, which may be exercised at any time immediately upon issuance, subject to certain exceptions, for a period of five years from the initial exercise date. This prospectus also relates to the offering of the Ordinary Shares issuable upon exercise of the First Tranche Warrants.

Ordinary Shares	185,344 Pre-Delivery Shares, which we will deliver to the purchasers of the First Tranche Notes and First Tranche Warrants to hold pending their conversion or exercise.

Use of proceeds	We intend to allocate the net proceeds of this offering for working capital and other general corporate purposes. See “Use of Proceeds” on page S-11 of this prospectus supplement.

Risk factors	Investing in our securities involves a high degree of risk. For a discussion of factors you should consider carefully before deciding to invest in our securities, see the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-8 of this prospectus supplement, on page 5 of the accompanying prospectus, in our Annual Report on Form 20-F for the fiscal year ended June 30, 2025 and in the other documents incorporated by reference into this prospectus supplement.

Market for the Ordinary Shares, First Tranche Notes and First Tranche Warrants	Our Ordinary Shares are quoted and traded on the NASDAQ Capital Market under the symbol “ZNB.”

However, there is no established public trading market for the First Tranche Notes or First Tranche Warrants, and we do not expect such markets to develop. In addition, we do not intend to apply to list the First Tranche Notes or First Tranche Warrants on any securities exchange.

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our Ordinary Shares to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

RISKS RELATED TO THIS OFFERING

Since we have some discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, subject to any agreed upon contractual restrictions under the terms of the securities purchase agreement, our management will have some flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and subject to any agreed upon contractual restrictions under the terms of the purchase agreement, you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

There is no minimum offering amount required to consummate this offering.

There is no minimum offering amount which must be raised in order for us to consummate this offering. Accordingly, the amount of money raised may not be sufficient for us to meet our business objectives. Moreover, if only a small amount of money is raised, all or substantially all of the offering proceeds may be applied to cover the offering expenses and we will not otherwise benefit from the offering. In addition, because there is no minimum offering amount required, investors will not be entitled to a return of their investment if we are unable to raise sufficient proceeds to meet our business objectives.

A large number of shares may be sold in the market following this offering, which may significantly depress the market price of our Ordinary Shares.

The Ordinary Shares underlying the First Tranche Notes and First Tranche Warrants sold in the offering, and the Pre-Delivery Shares issued in this offering, will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of our Ordinary Shares may be sold in the public market following this offering. If there are significantly more Ordinary Shares offered for sale than buyers are willing to purchase, then the market price of our Ordinary Shares may decline to a market price at which buyers are willing to purchase the offered Ordinary Shares and sellers remain willing to sell our Ordinary Shares.

The First Tranche Notes may be dilutive to holders of our Ordinary Shares.

The Conversion Price of the First Tranche Notes is below the net tangible book value per share of our Ordinary Shares outstanding prior to this offering. Assuming that an aggregate of 324,114 Ordinary Shares are issued upon conversion of the First Tranche Notes at the Conversion Price of $18.51 per share, holders of our Ordinary Shares will experience immediate dilution of $24.81 per share, representing the difference between our as adjusted net tangible book value per share as of June 30, 2025, after giving effect to this offering and the conversion of the First Tranche Notes. See the section entitled “Dilution” on page S-13 of this prospectus supplement for a more detailed illustration of the dilution you would incur if the First Tranche Notes are converted. If the First Tranche Notes are converted at the Alternative Conversion Price, as herein after defined, resulting in the issuance of more Ordinary Shares, holders of our Ordinary Shares may experience further dilution. If with respect to a conversion notice the applicable conversion price (without regard to the Floor Price) is less than the Floor Price then in effect, the Company shall issue a number of shares equal to the conversion amount divided by such Floor Price. As a result, holders of our Ordinary Shares will experience further dilution.

There is no public market for the First Tranche Notes or First Tranche Warrants to purchase our Ordinary Shares in this offering.

There is no established public trading market for the First Tranche Notes and First Tranche Warrants being offered in this offering, and we do not expect such markets to develop. In addition, we do not intend to apply to list the First Tranche Notes and First Tranche Warrants on any securities exchange. Without an active market, the liquidity of the First Tranche Notes and First Tranche Warrants will be limited.

We expect to consummate the Second Tranche Closings of $4 million, which could exacerbate the risks set forth above, including additional dilution to our shareholders that could cause our share price to fall.

On the first trading day following 60 days after the effectiveness of the Share Consolidation and upon our filing of an additional prospectus supplement and the satisfaction of certain other closing conditions, we will consummate Second Tranche Closings of $4 million of Second Tranche Notes and Second Tranche Warrants having substantially the same terms as the First Tranche Notes and First Tranche Warrants. To the extent that we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution.

RISK RELATED TO OUR ORDINARY SHARES

There can be no assurance that our Ordinary Shares will continue to be listed on NASDAQ, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

To continue listing our Ordinary Shares on NASDAQ, we are required to demonstrate compliance with NASDAQ’s continued listing requirements, particularly the requirement to maintain a minimum $1.00 bid price per share. Historically, we received several notification letters from the Nasdaq Listing Qualifications Staff notifying us that we are no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the NASDAQ Capital Market set forth in the Nasdaq Listing Rule 5550(a)(2) and 5810(c)(3)(A).

On November 14, 2024, we received a letter from the Listings Qualifications Department of the NASDAQ Capital Market “Nasdaq”) notifying us that the minimum closing bid price per share for our Ordinary Shares was below $1.00 for a period of 30 consecutive business days and that we did not meet the minimum bid price requirement set forth in the Nasdaq Listing Rule 5550(a)(2). On December 2, 2024, we received a letter from Nasdaq stating that the Ordinary Shares has been at $1.00 per share or greater for the last 10 consecutive business days and accordingly the Company has regained compliance with Listing Rule 5550(a)(2) and the matter is now closed.

However, we cannot assure you that we will continue to be able to meet NASDAQ’s other continued listing standards. If our Ordinary Shares are delisted by NASDAQ, and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	less liquid trading market for our securities;

●	more limited market quotations for our securities;

●	determination that our Ordinary Shares are a “penny stock” that requires brokers to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

●	more limited research coverage by stock analysts;

●	loss of reputation; and

●	more difficult and more expensive equity financings in the future.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the securities offered by this prospectus supplement, after deducting the placement agent fees and other estimated expenses of this offering payable by us, will be approximately $5.0 million.

We intend to allocate the net proceeds of this offering for working capital and general corporate purposes. Except for the foregoing, we have not yet determined with certainty the manner in which we will allocate the net proceeds of this offering. The precise amount and timing of the application of these proceeds will depend on our funding requirements and the availability and costs of other funds. Accordingly, we will retain broad discretion over the use of such proceeds.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Ordinary Shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant. Payments of dividends to our company are subject to restrictions including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2025:

●	on an actual basis;

●	on a pro forma basis to give effect to (1) a 25-for-1 reverse share split of our Class A and Class B ordinary shares on August 22, 2025, including the issuance of 4 Class A Ordinary Shares from the round up of fractional shares; and (2) a 100-for-1 reverse share split of our Class A and Class B ordinary shares, which became effective in trading on Nasdaq at the open of the business on March 12, 2026, including the issuance of 4 Class A Ordinary Shares from the round up of fractional shares; (3) the cancellation of 6,500 Class A Ordinary Shares involving the acquisition of certain cryptocurrency mining machines and the restructure of the unpaid balance into a secured term loan arrangement; (4) the issuance of 37,016 Class A Ordinary Shares between July 2025 through September 2025 in connection with the conversion of convertible notes; (5) the issuance of 4,580 Class A Ordinary Shares at the offering price of $1,400.00 per Class A Ordinary Share and accompanying warrant issued in an offering consummated in August 2025; (6) the issuance of 21,899 Class A Ordinary Shares in August 2025 in connection of the exercise of warrants; (7) the issuance of 4,968 Class A Ordinary Shares for employee compensation in September 2025; (8) the issuance of 8,000 Class A Ordinary Shares and 142,000 Pre-Funded Warrants at an offering price of US$100.00 per share and US$99.75 per Pre-Funded Warrant with an exercise price of $0.25 per warrant in October 2025; (9) the issuance of 142,000 Class A Ordinary Shares in October 2025 in connection of the exercise of warrants; and (10) the issuance and sale of an aggregate of US$230,837,060 of the Company’s units, each unit consisting of one Class A ordinary share, par value of US$0.25 per share, and one warrant, each warrant entitling the purchaser of a Unit to purchase one share, at an offering price of $170.00 per unit.

●	on a pro forma as adjusted basis, as adjusted basis to reflect the issuance of 324,114 Ordinary Shares underlying $6,000,000 in principal amount of the First Tranche Notes in this offering, after reflecting original issue discount, deducting placement agent fees and expenses and estimated offering expenses payable by us, assuming a conversion price of $18.51 (but not the issuance of any Pre-Delivery Shares).

	June 30, 2025
	Actual	Pro Forma	Pro forma as Adjusted
	US$	US$	US$
Equity
Class A Ordinary shares of a nominal or par value of USD$0.25 each: 112,000,000 shares authorized, 10,959 shares issued and outstanding, actual; 1,580,792 shares issued and outstanding, pro forma (unaudited); 1,904,906 shares issued and outstanding, pro forma as adjusted (unaudited)	2,738	395,195	476,224
Class B Ordinary shares of a nominal or par value of USD$0.25 each: 16,000,000 shares authorized, 5 shares issued and outstanding, actual, pro forma, and pro forma as adjusted (unaudited)	1	1	1
Additional paid-in capital	278,405,838	535,201,333	541,120,304
Deferred share compensation	(630)	(630)	(630)
Deficit	(255,085,823)	(280,779,150)	(281,789,900)
Total equity	23,322,124	254,816,749	259,805,999
Total capitalization	23,322,124	254,816,749	259,805,999

The above discussion and table exclude: (i) Ordinary Shares issuable upon exercise of 135,786,506 warrants issued in a private placement pursuant to a certain securities purchase agreement dated October 15, 2025; and (ii) Ordinary Shares issuable upon exercise of the First Tranche Warrants offered in this offering.

DILUTION

Our net tangible book value as of June 30, 2025 was $23,313,541, or $2,126.37 per Ordinary Share. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the number of Ordinary Shares outstanding as of June 30, 2025. Net tangible book value dilution per Ordinary Share to new investors represents the difference between the amount per Ordinary Share paid by purchasers in this offering and the net tangible book value per Ordinary Share immediately after completion of this offering.

After giving effect to (i) the effect a 25-for-1 reverse share split of its Class A and Class B ordinary shares on August 22, 2025, including the issuance of 4 Class A Ordinary Shares resulted from the round up of fractional shares, (ii) a 100-for-1 Share Consolidation approved on February 10, 2026, including the issuance of 4 Class A Ordinary Shares from the round up of fractional shares, (iii) the cancellation of 6,500 Class A Ordinary Shares involving the acquisition of certain cryptocurrency mining machines and the restructure of the unpaid balance into a secured term loan arrangement; (iv) the issuance of 37,016 Class A Ordinary Shares between July 2025 through September 2025 in connection with the conversion of convertible notes; (v) the issuance of 4,580 Class A Ordinary Shares at the offering price of $1,400.00 per Class A Ordinary Share and accompanying warrant issued in an offering consummated in August 2025; (vi) the issuance of 21,899 Class A Ordinary Shares in August 2025 in connection of the exercise of warrants; (vii) the issuance of 4,968 Class A Ordinary Shares for employee compensation in September 2025; (viii) the issuance of 8,000 Class A Ordinary Shares and 142,000 Pre-Funded Warrants at an offering price of US$100.00 per share and US$99.75 per Pre-Funded Warrant with an exercise price of $0.25 per warrant in October 2025; (ix) the issuance of 142,000 Class A Ordinary Shares in October 2025 in connection of the exercise of warrants; and (x) the issuance and sale of an aggregate of US$230,837,060 of the Company’s units, each unit consisting of one Class A ordinary share, par value of US$0.25 per share, and one warrant, each warrant entitling the purchaser of a unit to purchase one share, at an offering price of $170.00 per unit, our pro forma net tangible book value as of June 30, 2025 would have been US$254,808,166, or US$161.19 per share.

After giving effect to the Share Consolidation and the entire conversion of the First Tranche Notes, assuming a conversion price of $18.51 per Class A Ordinary Share and that 324,114 shares are issued upon conversion of the First Tranche Notes, and after deducting estimated offering expenses, our pro forma as adjusted net tangible book value as of June 30, 2025 would have been $259,797,416 or $136.38 per share. This represents an immediate dilution in net tangible book value of $24.81 per share to our existing stockholders and an immediate increase in net tangible book value of $117.87 per share to purchasers in this offering, as illustrated in the following table:

Assuming conversion price per share	$18.51
Net tangible book value per share as of June 30, 2025	$2,126.37
Dilution in net tangible book value per share attributable to the pro forma adjustments described above	$(1,965.18)
Pro forma net tangible book value per share as of June 30, 2025	$161.19
Dilution in net tangible book value per share attributable to this offering	$(24.81)
Pro forma as adjusted net tangible book value per share after this offering	$136.38
Increase per share to new investors	$117.87

The above discussion and table exclude: (i) Ordinary Shares issuable upon exercise of 135,786,506 warrants issued in a private placement pursuant to a certain securities purchase agreement dated October 15, 2025; and (ii) Ordinary Shares issuable upon exercise of the First Tranche Warrants offered in this offering.

DESCRIPTION OF SECURITIES WE ARE OFFERING

On February 10, 2026, our board of directors approved the implementation of a 1:100 reverse share split and share consolidation of our authorized and issued share capital (the “Share Consolidation”), which had previously been authorized by our shareholders at an extraordinary general meeting of the Company on January 22, 2026. The Share Consolidation was effective under Cayman Islands law on February 10, 2026, and on that same date, we filed our eighth amended and restated memorandum and articles of association, which reflects the Share Consolidation, with the Registrar of Companies in the Cayman Islands. Upon the opening of the market on March 12, 2026, our Ordinary Shares began trading on Nasdaq on a post Share Consolidation basis under the same symbol “ZNB” but with a new CUSIP number, G2287A142.

Senior 10% Original Issue Discount Convertible Promissory Notes

The material terms and provisions of the First Tranche Notes being offered pursuant to this prospectus supplement and being issued to the investors (with some exceptions noted below) are summarized below. The form of First Tranche Notes will be provided in this offering and will be filed with the SEC as an exhibit to a Form 6-K in connection with this offering.

The First Tranche Notes will have an original issue discount of 10%, a maturity of twelve months from the date of issuance, bear no interest and will be convertible immediately upon issuance.

In the case of an Event of Default (including, but not limited to, a failure to make payments, a breach of covenants, a failure to timely convert, etc.), a default interest rate of 10% per annum, if less, the highest amount permitted by law, will apply.

Immediately upon issuance, the First Tranche Notes (plus any accrued interest) are convertible into our Ordinary Shares at the holder’s option, in whole or in part. The conversion price will be the lower of (i) a fixed conversion price of $18.51 (the “Fixed Conversion Price”), or (ii) a price equal to the greater of (x) the Floor Price, as defined below, and (y) a price equal to 90% of the lowest VWAP of the Ordinary Shares during the ten-trading day period immediately preceding the applicable conversion date (the “Alternative Conversion Price”). The “Floor Price” will initially equal $1.742, and is then subject to reset every six months to a price equal to 20% of the lower of (a) the closing price of one Ordinary Share on the date of reset or (b) 20% of the five-day VWAP for the five trading day period ending on the date of reset. If the Alternative Conversion Price is less than the Floor Price in effect, we shall issue a number of shares equal to the conversion amount divided by such Floor Price, and either pay to the First Tranche Note holder in cash by via transfer of immediately available funds, or add to the outstanding principal of the First Tranche Note. the applicable Alternate Conversion Floor Amount. “Alternate Conversion Floor Amount” means a dollar amount equal to the product obtained by multiplying (A) the VWAP on the day the First Tranche Note holder delivers the applicable conversion notice and (B) the difference obtained by subtracting (I) the number of Ordinary Shares delivered (or to be delivered) to the First Tranche Note holder on the applicable share delivery date with respect to such conversion from (II) the quotient obtained by dividing (x) the applicable conversion amount that the First Tranche Note holder has elected to be the subject of the applicable conversion, by (y) the applicable conversion price without giving effect to the Floor Price.

Upon a conversion, we must deliver the conversion shares within one trading day or by the standard settlement period for our exchange. A holder of First Tranche Notes may not convert the First Tranche Notes if the conversion would result in the holder (together with its affiliates) owning more than 9.99% of our outstanding Ordinary Shares.

If we raise funds through subsequent financings, the holder can require us to use up to 25% of the gross proceeds to redeem the First Tranche Note, plus accrued interest. In the event of a change of control (e.g., sale of the company or merger), the holder can demand redemption of the First Tranche Note for cash at a redemption price of 100% of the outstanding principal amount plus any accrued interest.

If we issue dividends, split or combine our Ordinary Shares, the conversion price will be adjusted proportionately. If we offer purchase rights to existing shareholders, the holder is entitled to participate in the same proportion as if the First Tranche Notes had been fully converted. If we undergo a merger, asset sale, reclassification, or similar fundamental transaction, the holder has the right to convert the First Tranche Notes into the securities our shareholders received in the transaction.

Events that constitute default include but not limited to failure to pay principal or interest, breach of covenants, failure to maintain listing of shares on the stock exchange, and insolvency or bankruptcy. Upon an event of default, the holder can demand immediate repayment of the First Tranche Notes at a “Mandatory Default Amount,” which equals to the sum of principal amount plus any accrued interest.

The First Tranche Notes are secured by each subsidiary of the Company and rank senior to all other Company debts and liabilities.

First Tranche Warrants

The material terms and provisions of the First Tranche Warrants being offered pursuant to this prospectus supplement and being issued to the investors (with some exceptions noted below) are summarized below. The form of First Tranche Warrants will be provided in this offering and will be filed as an exhibit to a Report of Foreign Issuer on Form 6-K with the SEC in connection with this offering.

The First Tranche Warrants are exercisable immediately upon issuance at an exercise price of $18.51 per Ordinary Share. The First Tranche Warrants will terminate five years from the initial date of exercise. The exercise price and number of Ordinary Shares issuable upon exercise is subject to appropriate adjustment upon the occurrence of certain events, including, but not limited to, dividends or share splits, business combination, sales of assets, similar recapitalization transactions, or other similar transactions.

Holders of the First Tranche Warrants may exercise their First Tranche Warrants to purchase Ordinary Shares on or before the termination date by delivering an exercise notice, appropriately completed and duly signed. Following each exercise of the First Tranche Warrants, the holder is required to pay the exercise price for the number of shares for which the First Tranche Warrants is being exercised in cash. A holder of the First Tranche Warrants also will have the right to exercise its First Tranche Warrants on a cashless basis if the registration statement or prospectus contained therein is not available for the issuance of the Ordinary Shares issuable upon exercise thereof. First Tranche Warrants may be exercised in whole or in part, and any portion of an First Tranche Warrants not exercised prior to the termination date shall be and become void and of no value. The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver Ordinary Shares issuable upon exercise of a First Tranche Warrant.

The exercise price and the number of shares issuable under the First Tranche Warrants will be proportionately adjusted in the event of certain transactions involving our Ordinary Shares, including stock dividends or share splits, certain distributions and dividends, and rights offerings. At no time shall the exercise price be lower than the par value of an Ordinary Share.

Upon the holder’s exercise of a First Tranche Warrant, we will issue the Ordinary Shares issuable upon exercise of the First Tranche Warrants within one trading day of our receipt of notice of exercise, subject to receipt of payment of the aggregate exercise price therefor.

The Ordinary Shares issuable on exercise of the First Tranche Warrants have been duly and validly authorized and will be, when issued, delivered and paid for in accordance with the First Tranche Warrants, issued and fully paid and non-assessable. We will authorize and reserve the number of Ordinary Shares issuable upon exercise of all outstanding First Tranche Warrants.

If, at any time a First Tranche Warrant is outstanding, we consummate any fundamental transaction, as described in the First Tranche Warrants and generally including any consolidation or merger into another corporation, or the sale of all or substantially all of our assets, or other transaction in which our Ordinary Shares are converted into or exchanged for other securities or other consideration, the First Tranche Warrants will thereafter be exercisable for the securities or other consideration to which a holder of the number of Ordinary Shares then deliverable upon the exercise or exchange of such warrants would have been entitled upon such consolidation or merger or other transaction.

If at any time on or after the initial exercise date, there occurs any share split, share dividend, reverse share split, or share combination, recapitalization or other similar transaction involving the Ordinary Shares (each, a “Share Combination Event”, and the date of that Share Combination Event (or if the Share Combination Event occurs after the close of trading on the principal market, the trading day following that date), the “Share Combination Event Date”), then, in addition and after giving effect to the adjustments for that Share Combination Event elsewhere in the First Tranche Warrants, the exercise price shall be reduced, but in no event increased, to the lowest VWAP during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days immediately following the Share Combination Event Date (as applicable, the “Event Market Price”); provided, that in calculating the Event Market Price, the VWAP for Trading Days prior to the Share Combination Event Date shall be the VWAP reported after adjusting for the Share Combination Event).

The exercisability of the First Tranche Warrants may be limited in certain circumstances if, after giving effect to such exercise, the holder or any of its affiliates would beneficially own (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) more than 9.99% of our Ordinary Shares.

THE HOLDER OF A FIRST TRANCHE WARRANT WILL NOT POSSESS ANY RIGHTS AS A SHAREHOLDER UNDER THAT FIRST TRANCHE WARRANT UNTIL THE HOLDER EXERCISES THE NEW FIRST TRANCHE WARRANT. THE FIRST TRANCHE WARRANTS MAY BE TRANSFERRED INDEPENDENT OF THE ORDINARY SHARES WITH WHICH THEY WERE ISSUED, SUBJECT TO APPLICABLE LAWS.

The above summaries of certain terms and provisions of the First Tranche Notes and First Tranche Warrants are not complete and are subject to, and qualified in its entirety by, the provisions of the forms of such documents, which will be filed as exhibits to a Report of Foreign Issuer on Form 6-K with the SEC. You should review the copies of such documents before you invest in our securities.

No Market for First Tranche Notes and First Tranche Warrants

There is no established public trading market for the First Tranche Notes and the First Tranche Warrants, and we do not expect a market to develop. We do not intend to apply to list the Notes and the Warrants on any securities exchange. Without an active market, the liquidity of the First Tranche Notes and the First Tranche Warrants will be limited.

Pre-Delivery Shares

On the date we issue the First Tranche Notes and First Tranche Warrants, we will deliver to the holders thereof an aggregate of 185,344 Ordinary Shares (the “Pre-Delivery Shares”) for them to hold pending conversion of the First Tranche Notes or exercise of the First Tranche Warrants. Upon such a conversion or exercise, the holders may elect to satisfy our obligation to deliver Ordinary Shares by utilizing the Pre-Delivery Shares. If at any time, the product of the number Pre-Delivery Shares held by a holder times the VWAP of our Ordinary Shares falls to below 33.3% of the principal amount of that holder’s First Tranche Note, we will issue to that holder additional Pre-Delivery Shares in an amount necessary to reach that threshold. Prior to their use in a conversion or exercise, the holders have agreed not to vote, transfer or receive any dividend or distribution in respect of any Pre-Delivery Share.

Beginning on the date on which a First Tranche Note is no longer outstanding following the First Tranche Closing, and for a period ending on the six-month anniversary of such date with respect to such investor (as applicable, the “Purchase Right Period”), the investor will have the right, but not the obligation, to purchase all or any portion of its Pre-Delivery Shares at a price per share equal to 90% of the average of the daily VWAPs for the 10 Trading Days immediately preceding such purchase. This right and the underlying shares shall be subject to the beneficial ownership limitation. If our transfer records reflect that Pre-Delivery Shares are listed in the holder’s name on the date immediately following six months after the First Tranche Note is no longer outstanding, we shall cause the Transfer Agent to cancel such remaining Pre-Delivery Shares.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is Transhare Corporation, 17755 North US Highway 19, Suite 140, Clearwater, FL 33764.

Listing

Our Ordinary Shares are listed on the NASDAQ Capital Market under the symbol “ZNB”.

PLAN OF DISTRIBUTION

Maxim Group LLC, which we refer to as the placement agent, has agreed to act as the exclusive placement agent in connection with this offering subject to the terms and conditions of a placement agency agreement dated as of March 12, 2026. The placement agent is not purchasing or selling any securities offered by this prospectus supplement, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but it has agreed to use its reasonable efforts to arrange for the sale of all of the securities offered hereby.

We entered into the Purchase Agreement with the investors on March 10, 2026, pursuant to which we agreed to issue to the investors up to an aggregate of $10,000,000 of Notes and Warrants. We agreed to initially sell to the investors $6,000,000 of First Tranche Notes that are offered and sold pursuant this prospectus supplement and First Tranche Warrants to purchase up to 270,271 Ordinary Shares at an exercise price of $18.51 per share, subject to certain adjustments. The First Tranche Notes were sold with a 10% original issue discount. As such, the investors paid for the securities by delivering $5,400,000 in cash consideration to the Company. We negotiated the price for the securities offered in this offering with the investors. The factors considered in determining the price included the recent market price of our Ordinary Shares, the general condition of the securities market at the time of this offering, the history of, and the prospects, for the industry in which we compete, our past and present operations, and our prospects for future revenues.

We expect delivery of our First Tranche Notes and First Tranche Warrants issued and sold in the First Tranche Closing to occur on or about March 12, 2026, subject to the satisfaction of customary closing conditions.

We have agreed to pay the placement agent upon the Closing a cash fee equal to 6.0% of the aggregate purchase price of the securities offered under this prospectus supplement and accompanying prospectus. In addition, we agreed to reimburse the placement agent for the actual and reasonable expenses incurred by it in connection with the offering, not to exceed $50,000. We also agreed to compensate the investors in this transaction for certain of their expenses in a total amount of $20,000.

After deducting fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $5.0 million.

We have agreed to indemnify the placement agent and certain other persons against certain liabilities, including liabilities under the Securities Act.

We have granted the placement agent, for a period of six months from the closing under the Purchase Agreement, a right of first refusal to act as to act as sole managing underwriter and sole book runner, sole placement agent, or sole sales agent, for any and all such future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings for which we retain the service of an underwriter, agent, advisor, finder or other person or entity in connection with such offering.

Our executive officers, directors and affiliates who are the holders of our Ordinary Shares, as of the pricing date of the Closing, have agreed, subject to certain conditions and exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company for a period of 120 days from the Closing.

From the date hereof until the date that is 18-months after the date of the Purchase Agreement, upon any issuance by us or any of our subsidiaries of Ordinary Shares or Ordinary Share equivalents for cash consideration, indebtedness or a combination of units thereof (a “Subsequent Financing”), the investors shall have the right to participate in the Subsequent Financing up to an aggregate amount equal to 25% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing.

In addition, we also agreed with the purchasers that so long as any of the Notes and/or Warrants remain outstanding, we will not effect or enter into an agreement to effect a “Variable Rate Transaction,” as defined in the securities purchase agreements.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any fees or commissions received by it and any profit realized on the resale of securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent is required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of Ordinary Shares and warrants by the placement agent. Under these rules and regulations, the placement agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

From time to time in the common course of their respective businesses, the placement agent or its affiliates have in the past or may in the future engage in investment banking and/or other services with us and our affiliates for which it has or may in the future receive customary fees and expenses.

LEGAL MATTERS

Certain legal matters relating to the offering of Ordinary Shares under this prospectus supplement will be passed upon for us by Conyers Dill & Pearman LLP with respect to matters of Cayman Islands law and by Loeb & Loeb LLP with respect to matters of U.S. law. The placement agent is being represented in connection with this offering by Hunter Taubman Fischer & Li LLC.

EXPERTS

The consolidated financial statements of our Company as of and for the year ended June 30, 2025 appearing in our annual report on Form 20-F for the fiscal year ended June 30, 2025 have been audited by Assentsure PAC, an independent registered public accounting firm, as set forth in the report thereon included therein and incorporated herein by reference.

The consolidated financial statements of our Company as of and for the years ended June 30, 2024 and June 30, 2023 appearing in our annual report on Form 20-F for the fiscal year ended June 30, 2025 have been audited by Audit Alliance LLP, an independent registered public accounting firm, as set forth in the report thereon included therein and incorporated herein by reference.

Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

All documents filed by the registrant after the date of filing the initial registration statement on Form F-3 of which this prospectus forms a part and prior to the effectiveness of such registration statement pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. In addition, we hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act:

(1)	our Annual Report on Form 20-F for the fiscal year ended June 30, 2025, filed with the SEC on November 12, 2025;

(2)	our Reports on Form 6-K, filed with the SEC on January 13, 2026, January 22, 2026 and March 9, 2026; and

(3)	the description of our Ordinary Shares incorporated by reference in our registration statement on Form 8-A, as amended (File No. 001-34515) filed with the Commission on October 30, 2009, including any amendment and report subsequently filed for the purpose of updating that description.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (and in the case of a Current Report on Form 6-K, so long as they state that they are incorporated by reference into this prospectus, and other than Current Reports on Form 6-K, or portions thereof, furnished under Form 6-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Current Report on Form 6-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to us at 14 Wall Street, 20th Floor, New York, NY 10005, Attention: Samantha Huang, (929) 317-2699.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act, with respect to Ordinary Shares, First Tranche Notes and First Tranche Warrants offered by this prospectus. This prospectus is part of that registration statement and does not contain all the information included in the registration statement.

For further information with respect to our Ordinary Shares, First Tranche Notes, First Tranche Warrants and us, you should refer to the registration statement, its exhibits and the material incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document.

We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to us at 14 Wall Street, 20th Floor, New York, NY 10005, Attention: Samanatha Huang, (929) 317-2699.

We maintain a corporate website at https://ir.thezetanetwork.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located outside of the United States. In addition, some of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

According to Conyers Dill & Pearman LLP, our local Cayman Islands’ counsel, there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States or Hong Kong courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. The courts of the Cayman Islands in the past determined that disgorgement proceedings brought at the instance of the Securities and Exchange Commission are penal or punitive in nature and such judgments would not be enforceable in the Cayman Islands. Other civil liability provisions of the securities laws may be characterized as remedial, and therefore enforceable but the Cayman Islands’ Courts have not yet ruled in this regard. Our Cayman Islands’ counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands.

As of the date hereof, no treaty or other form of reciprocity exists between the Cayman Islands and Hong Kong governing the recognition and enforcement of judgments.

Cayman Islands’ counsel further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States or Hong Kong, a judgment obtained in such jurisdictions will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final, (4) is not in respect of taxes, a fine or a penalty, and (5) was not obtained in a manner and is of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Prospectus

Zeta Network Group

US$100,000,000

Ordinary Shares
Preferred Shares

Debt Securities
Warrants

Rights

Units

We may offer, issue and sell from time to time up to US$100,000,000 or its equivalent in any other currency, currency units, or composite currency or currencies, of any combination of our ordinary shares of a nominal or par value of US$0.0025 each (the “ordinary shares”), preferred shares, debt securities, warrants, rights and a combination of such securities, separately or as units, (collectively, the “securities”), in one or more offerings. We may also offer ordinary shares or preferred shares upon conversion of debt securities, ordinary shares upon conversion of preferred shares, or ordinary shares, preferred shares or debt securities upon the exercise of warrants. We may offer, issue and sell any combination of the securities described in this prospectus in different series, at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.

The securities covered by this prospectus may be offered through one or more underwriters, dealers and agents, or directly to purchasers. The applicable prospectus supplement will set forth the names of the underwriters, dealers or agents, if any, any applicable commissions or discounts payable to them and the specific terms of the plan of distribution. For general information about the distribution of securities offered, see the section titled “Plan of Distribution” beginning on page 29 of this prospectus.

Our Class A ordinary shares are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “ZNB.” On December 18, 2025, the closing price of our Class A ordinary shares was US$1.02 per share.

Investing in our securities involves a high degree of risk. See the section titled “Risk Factors” beginning on page 5 of this prospectus and, if applicable, any risk factors described in any applicable prospectus supplement and in our U.S. Securities and Exchange Commission (“SEC”) filings that are incorporated by reference in this prospectus.

None of the SEC or any state securities commission has approved or disapproved of the securities or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 5, 2026.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell up to US$100,000,000 of any combination of the securities described in this prospectus. This prospectus provides you with a general description of the securities that may be offered by us. Each time we sell securities, we will provide a prospectus supplement accompanied by this prospectus. The prospectus supplement will contain specific information about the nature of the persons offering securities and the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus.

Before buying any of the securities we are offering, you should carefully read both this prospectus and any prospectus supplement with all of the information incorporated by reference in this prospectus, as well as the additional information described in the sections titled “Where You Can Find Additional Information” and “Information Incorporated by Reference.” These documents contain important information that you should consider when making your investment decision. We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement or in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a prospectus supplement or a document incorporated by reference in this prospectus-the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor any underwriters, dealers or agents have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. Neither we nor any underwriters, dealers or agents take responsibility for, or provide assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front cover of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section titled “Where You Can Find More Information.”

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered (or pending registration) under applicable intellectual property laws. This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Our financial statements are expressed in U.S. dollars, which is our reporting currency. Certain of our financial data in this prospectus is translated into U.S. dollars solely for the reader’s convenience. We make no representation that any Renminbi, Hong Kong dollars or U.S. dollar amounts could have been, or could be, converted into U.S. dollars, Hong Kong dollars, or Renminbi, as the case may be, at any particular rate, at the rate stated above, or at all.

MARKET PRICE INFORMATION

Our Class A ordinary shares are currently listed on Nasdaq under the symbol “ZNB.” On December 18, 2025, the closing price of our Class A ordinary shares was US$1.02 per share. The market price of Class A ordinary shares could vary at any time.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that involve substantial risks and uncertainties. The Private Securities Litigation Reform Act of 1995 (the “PSLRA”) provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations.

We desire to take advantage of the safe harbor provisions of the PSLRA and is including this cautionary statement in connection with this safe harbor legislation. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	price and volatility of Bitcoin and other cryptocurrencies;

●	regulatory changes or actions that may restrict the use of cryptocurrencies or the operation of cryptocurrency networks in a manner that may require us to cease certain or all operations;

●	the volatility of the market price of our Class A ordinary shares or other securities, which could cause the value of your investment to decline;

●	our ability to maintain the listing of Class A ordinary shares on Nasdaq;

●	the trading price of our securities, which has been and may continue to be volatile;

●	unexpected costs or expenses;

●	future issuances, sales or resales of our Class A ordinary shares;

●	our expectation regarding the use of proceeds from our financing activities;

●	our expectations regarding our cash runway;

●	general economic and business conditions in our markets; and

●	other matters described in the section titled “Item 3.D. – Risk Factors” in our most recent annual report on Form 20-F for the year ended June 30, 2025, filed with the SEC on November 12, 2025, incorporated herein by reference.

We caution you not to rely on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances or changes in beliefs except to the extent required by law. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements except to the extent required by law. You should read this prospectus, the documents incorporated by reference in this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, see the section titled “Where You Can Find More Information.”

Market, ranking and industry data used throughout this prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications and other third-party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus carefully, especially the risks discussed in the section titled “Risk Factors” beginning on page 5 of this prospectus, along with our consolidated financial statements and notes to those consolidated financial statements and the other information incorporated by reference in this prospectus. For additional information, see the section titled “Where You Can Find More Information.”

The Company

We are an entertainment technology and digital asset finance company combining innovative digital asset and technology strategies with Bitcoin treasury operations. Having previously developed technology and artificial intelligence for the entertainment industry, we are now building a Bitcoin-centric institutional finance platform integrating digital asset treasury management, Bitcoin liquidity aggregation and sustainable Bitcoin mining operations. We primarily provide services through our wholly owned subsidiaries.

After developing experience in artificial intelligence and network technology in the entertainment and metaverse industries, we shifted our focus to digital finance, commencing operations in our cryptocurrency mining business in Kazakhstan in April 2025. We entered into a Strategic Partnership Agreement with SOLV Foundation (“SOLV”), a multi-chain Bitcoin liquid staking and institutional-grade structured finance platform with $2.5 billion in TVL, powering SolvBTC across Binance, Base and Solana. The partnership underscores the Company’s ambition to establish itself as a Nasdaq-listed leader in Bitcoin-centric digital asset finance. Through our strategic partnership with SOLV Foundation, we offer compute on demand, performing hash calculations for our customer’s mining pool.

In addition to our Bitcoin-centric digital asset finance strategy. We provided online entertainment performances and online innovative education through our wholly owned subsidiaries, Color Metaverse and CACM. We offered students professional artist training platform featured by exclusive content and live interaction, with the mission of delivering world-class entertainment learning experiences and promoting entertainment exchange with our strong resources and deep connections in industry. Live music events have been a staple of the Company since its conception, and it also possesses its own ultra-modern concert stage that is capable of large motions in 3 dimensions and has advanced lighting and sound systems. According to PwC, live events revenue will grow at a 9.6% CAGR through to 2027. In the summer of 2023, the Company announced a partnership with the WBA which allowed us to organize WBA-approved boxing competitions. The first match took place in Dubai on the 26th of August 2023, where 6 prolific fighters competed for the WBA gold belt. In addition to the match tickets, the event was also broadcast on international and local television, and livestreamed on various online platforms such as Sina Sports and Tencent QQ Live. According to broadcasters, the competition garnered over 4 million viewers in total.

Summary of Risk Factors

An investment in our securities involves risks. Before you decide to buy our securities, you should consider carefully all of the information in this prospectus as well as the documents incorporated herein by reference, including the risk factors set forth in the section titled “Item 3. Key Information—D. Risk Factors” in our most recent annual report on Form 20-F for the year ended June 30, 2025, filed with the SEC on November 12, 2025, incorporated herein by reference. Any of these risks could have a material adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of our Class A ordinary shares and the value of the securities may decline, and you could lose all or part of your investment. See the section titled “Where You Can Find More Information” in this prospectus for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated by reference in this prospectus.

Risks Related to Our Business, Operations, Industry and Cryptocurrency

●	We have a limited operating history with our current business model, which makes it difficult to predict our prospects and our business and financial performance.

●	Our Bitcoin treasury strategy exposes us to various risks, including risks associated with Bitcoin.

●	Our operating results will be dependent on the price of digital assets and Bitcoin. If such price declines, our business, operating results, and financial condition would be adversely affected.

●	The availability of spot ETPs for Bitcoin and other digital assets may adversely affect the market price of our listed securities.

●	The emergence or growth of other digital assets, including those with significant private or public sector backing, could have a negative impact on the price of Bitcoin and adversely affect our business.

●	Regulatory change reclassifying that Bitcoin is offered and sold as a security could lead to our classification as an “investment company” under the Investment Company Act of 1940 and could adversely affect the market price of Bitcoin and the market price of our listed securities.

●	Failure to successfully implement our business strategy or effectively respond to changes in market dynamics may cause our future financial results to suffer.

●	Our success relies on the continuing efforts of our senior management team and qualified key personnel, and our business may be harmed if we are unable to retain or motivate them.

●	If our security measures are breached or fail and result in unauthorized disclosure of data by our employees or our third-party agents, we could lose existing subscribers, fail to attract new subscribers and be exposed to protracted and costly litigation.

●	Our business, results of operations and financial condition may be adversely affected by global public health epidemics, including the strain of coronavirus known as COVID-19.

●	Our failure to obtain and maintain approvals, licenses or permits in China applicable to our business could have a material adverse impact on our business, financial conditions and results of operations in the future.

●	We face intense competition which could adversely affect our results of operations and market share.

●	Our services and software are highly technical and may contain undetected software bugs or vulnerabilities, which could manifest in ways that could seriously harm our reputation and our business.

●	We are at risk of attempts at unauthorized access to our services, and failure to effectively prevent and remediate such attempts could have an adverse impact on our business, operating results, and financial condition. Unauthorized access to our services may cause us to misstate key performance indicators, which once discovered, corrected, and disclosed, could undermine investor confidence in the integrity of our key performance indicators and could cause our stock price to drop significantly.

●	We may be accused of infringing upon intellectual property rights of third parties.

●	Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

●	The success of our business and operations depends, in part, on the integrity of our systems and infrastructures, as well as affiliate and third-party computer systems, Wi-Fi and other communication systems. System interruption and the lack of integration and redundancy in these systems and infrastructures may have an adverse impact on our business, financial condition and results of operations.

●	We do not have insurance coverage that is customary and standard for companies of comparable size in comparable industries

Risks Related to Our Securities

●	The price of our ordinary shares historically has been volatile, which may affect the price at which you could sell the ordinary shares.

●	We may require additional capital, including to fund potential acquisitions and capital expenditures, which may not be available on terms acceptable to us or at all and which depends on many factors beyond our control.

●	We may issue additional Class A ordinary shares or other equity or convertible debt securities without approval of the holders of Class A ordinary shares, which would dilute existing ownership interests and may depress the market price of Class A ordinary shares.

●	The dual-class structure of our ordinary shares may adversely affect price and liquidity of Class A ordinary shares.

●	Future sales, or the possibility of future sales of, a substantial number of our ordinary shares may depress the price of such securities.

Foreign Private Issuer

As a “foreign private issuer,” we will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. companies pursuant to the Exchange Act. We will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.

In addition, as a “foreign private issuer,” our officers and directors and holders of more than 10% of the issued and outstanding Class A ordinary shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability. See the section titled “Item 3.D. Key Information—Risk Factors—Risks Related to Our Securities—We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies” in our most recent annual report on Form 20-F for the year ended June 30, 2025, filed with the SEC on November 12, 2025, incorporated herein by reference.

Corporate Information

Our principal executive offices are located at 14 Wall Street, 20th Floor, New York, NY 10005. Our telephone number at this address is +1 (929) 317-2699. Our registered office in the Cayman Islands is located at the offices of Conyers Trust Company (Cayman) Limited, SIX, Cricket Square, P.O. Box 2681, Grand Cayman KY1 1111, Cayman Islands. Our agent for service of process in the United States is our subsidiary CACM Group NY, Inc. located at 80 Broad Street, 5th Floor, New York, NY 10005. Our corporate website is www.ir.thezetanetwork.com. The information contained in, or accessible through, our website is not part of, and is not incorporated into, this prospectus, and investors should not rely on any such information in deciding whether to invest in our securities.

Conventions that Apply to this Prospectus

In this prospectus, except where the context otherwise requires and for purposes of this prospectus only:

●	“CACM” refers to CACM Group NY, Inc.

●	“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands;

●	“China” or “PRC” refers to People’s Republic of China, and for the purpose of this annual report, excludes Taiwan, Hong Kong and Macau;

●	“Class A ordinary shares’’ means the Class A ordinary shares, par value US$0.0025, in the share capital of our company;

●	“Class B ordinary shares’’ means the Class B ordinary shares, par value US$0.0025, in the share capital of our company;

●	“Color Metaverse” refers to Color Metaverse Pte. Ltd.;

●	“Color World” refers to the ColorWorld Metaverse platform;

●	“HK$” refers to Hong Kong dollars, the lawful currency of Hong Kong;

●	“Hong Kong” or “HK” or “Hong Kong S.A.R.” refers to the Hong Kong Special Administrative Region of the PRC;

●	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

●	“JOBS Act” means the Jumpstart our Business Startups Act of 2012;

●	“Nasdaq’’ means the Nasdaq Stock Market;

●	“ordinary shares’’ means Class A ordinary shares and/or Class B ordinary shares (as appropriate);

●	“RMB” or “Renminbi” refers to the legal currency of China;

●	“SEC” means the Securities and Exchange Commission;

●	“$,” “dollars,” “US$” or “U.S. dollars” refers to the legal currency of the United States; and

●	“we,” “us,” “the company,” “our company” “our group,” “our” or “Zeta” refers to Zeta Network Group, a Cayman Islands exempted company, and its subsidiaries.

RISK FACTORS

Investing in our securities involves risk. Before making a decision to invest in our securities, you should carefully consider the risks described in the section titled “Risk Factors” in the applicable prospectus supplement and in our then-most recent annual report on Form 20-F, and any updates to those risk factors in our reports on Form 6-K incorporated by reference in this prospectus, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, which may prove to be significant. We cannot predict future risks or estimate the extent to which they may affect our business, results of operations, financial condition and prospects.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the principal purpose of an offering would be to increase our capitalization and financial flexibility and the net proceeds from our sale of the securities will be used for general corporate purposes and other business opportunities.

DIVIDEND POLICY

We may declare dividends on our ordinary shares from time to time. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as our board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

The distribution of dividends may also be limited by the Cayman Companies Act, which permits the distribution of dividends only out of either profit or the credit standing in our share premium account, provided that in no circumstances may a dividend be paid if this would result in us being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is proposed to be paid. Under our articles of association, dividend distributions may be determined by our board of directors, without the need for shareholder approval. See the sections titled “Description of Securities” and “Tax Considerations” for additional information.

DESCRIPTION OF SECURITIES

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our Seventh Amended and Restated Memorandum and Articles of Association adopted by special resolution passed on 29 June 2025 and effective on 18 August 2025 (the “2025 Amended and Restated Memorandum and Articles”), the Cayman Companies Act and the rules and regulations of the stock exchange on which are shares are traded.

As of the date hereof, the authorized share capital of the Company is USD$32,000,000.00 divided into 11,200,000,000 Class A Ordinary shares with a nominal or par value of USD$0.0025 (“Class A Ordinary Shares”) each and 1,600,000,000 Class B Ordinary shares with a nominal or par value of USD$0.0025 (“Class B Ordinary Shares” and together with the Class A Ordinary Shares, the “Ordinary Shares”).

Description of Ordinary Shares

The following are summaries of material provisions of our 2025 Amended and Restated Memorandum and Articles, corporate governance policies and the Cayman Companies Act insofar as they relate to the material terms of our Ordinary Shares.

Objects of Our Company

Under our 2025 Amended and Restated Memorandum and Articles, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Share Capital

The holders of our Class A Ordinary Shares are entitled to one vote for each such share held and shall be entitled to notice of any shareholders’ meeting, and, subject to the terms of the 2025 Amended and Restated Memorandum and Articles, to vote thereat.

The holders of our Class B Ordinary Shares are entitled to twenty votes for each such share held and shall be entitled to notice of any shareholders’ meeting, and, subject to the terms of the 2025 Amended and Restated Memorandum and Articles, to vote thereat.

Except for the voting rights and conversion rights set out in the 2025 Amended and Restated Memorandum and Articles, the Class A Ordinary Shares and the Class B Ordinary Shares rank pari passu and have the same rights, preferences, privileges and restrictions.

Dividends

The holders of our Ordinary Shares are entitled to such dividends as may be declared by our Board of Directors subject to the Cayman Companies Act and to our 2025 Amended and Restated Memorandum and Articles.

Voting

Voting at any shareholders’ meeting is by show of hands unless a poll is demanded by the chairman or persons holding certain amounts of shares as set forth in the 2025 Amended and Restated Memorandum and Articles. Actions that may be taken at a general meeting also may be taken by a unanimous resolution of the shareholders in writing.

No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business; two members present in person or by proxy shall be a quorum provided always that if the Company has one member of record the quorum shall be that one member present in person or by proxy. An ordinary resolution to be passed at a general meeting requires the affirmative vote of a simple majority of the votes cast.

A special resolution of members is required to, amongst other things, change the name of the Company, approve a merger, wind up the Company, amend the 2025 Amended and Restated Memorandum and Articles, continue into a jurisdiction outside of the Cayman Islands, alter, amend and/or reduce the share capital.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his, its or her Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our Board of Directors or in a form prescribed by the stock exchange on which our shares are then listed.

Our Board of Directors may, in its sole discretion, decline to register any transfer of Ordinary Shares whether or not it is fully paid up to the total consideration paid for such shares. Our directors may also decline to register any transfer of Ordinary Shares if (a) the instrument of transfer is not accompanied by the certificate covering the shares to which it relates or any other evidence as our Board of Directors may reasonably require to prove the title of the transferor to, or his/her right to transfer the shares; or (b) the instrument of transfer is in respect of more than one class of shares.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Winding-Up/Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), a liquidator may be appointed to determine how to distribute the assets among the holders of the Ordinary Shares. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately; a similar basis will be employed if the assets are more than sufficient to repay the whole of the capital at the commencement of the winding up.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our Board of Directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares

We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our Board of Directors.

Conversion of Class B Ordinary Shares

The Class B Ordinary Shares are convertible into Class A Ordinary Shares at any time by the holder thereof on an one-for-one basis. The right to convert is exercisable by the holder of the Class B Ordinary Shares delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares.

The Class B Ordinary Shares are also subject to automatic conversion into an equal and corresponding number of Class A Ordinary Shares upon any direct or indirect sale, transfer, assignment or disposition of such number of Class B Ordinary Shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Ordinary Shares through voting proxy or otherwise to any person or entity that is not an affiliate of such holder, as further described in the 2025 Amended and Restated Memorandum and Articles.

Inspection of Books and Records

Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not being Directors and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Cayman Companies Act (or authorized by the Directors or by the Company in a general meeting. However, the Directors shall from time to time cause to be prepared and to be laid before the Company in a general meeting, profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by the Cayman Companies Act. (See “Where You Can Find More Information”)

Issuance of Additional Shares

Our 2025 Amended and Restated Memorandum and Articles authorize our Board of Directors to issue additional Ordinary Shares from time to time as our Board of Directors shall determine, to the extent there are available authorized but unissued shares.

Anti-Takeover Provisions

Some provisions of our 2025 Amended and Restated Memorandum and Articles may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

●	authorize our Board of Directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders (subject to variation of rights of shares provisions in our 2025 Amended and Restated Memorandum and Articles); and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders. Our 2025 Amended and Restated Memorandum and Articles allow our shareholders holding shares representing in aggregate not less than one-fourth (twenty-five percent) of our paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our 2025 Amended and Restated Memorandum and Articles for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

General Meetings of Shareholders and Shareholder Proposals

Our shareholders’ general meetings may be held in such place within or outside the Cayman Islands as our Board of Directors considers appropriate.

As a Cayman Islands exempted company, we are not obliged by the Cayman Companies Act (to call shareholders’ annual general meetings. The directors may, whenever they think fit, convene an extraordinary general meeting.

Shareholders’ general meetings and any other general meetings of our shareholders may be convened by a majority of our Board of Directors. Our Board of Directors shall give not less than seven days’ written notice of a shareholders’ meeting to those persons whose names appear as members in our register of members on the date the notice is given (or on any other date determined by our directors to be the record date for such meeting) and who are entitled to vote at the meeting.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our 2025 Amended and Restated Memorandum and Articles allow our shareholders holding shares representing in aggregate not less than one-fourth (twenty-five percent) of our paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; otherwise, our 2025 Amended and Restated Memorandum and Articles do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Exempted Company

We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside of the Cayman Islands;

●	is exempted from certain requirements of the Cayman Companies Act, including the filing an annual return of its shareholders with the Registrar of Companies;

●	does not have to make its register of members open for inspection;

●	does not have to hold an annual general meeting;

●	may issue negotiable or bearer shares or shares with no par value (subject to the provisions of the Cayman Companies Act);

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance); and

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members

Under Cayman Islands law, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Once our register of members has been updated, the shareholders recorded in the register of members are deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in, or omitted from, our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our Company, the person or member aggrieved (or any member of our Company or our Company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Material Differences between U.S. Corporate Law and Cayman Islands Corporate Law

The Cayman Companies Act is modeled after that of English law but does not follow many recent English law statutory enactments. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (a) a special resolution of the shareholders and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our current 2025 Amended and Restated Memorandum and permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company - a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our current 2025 Amended and Restated Memorandum and Articles provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law does not provide shareholders any right to put proposals before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our current articles of association allow our shareholders holding not less than one-fourth of all voting power of our share capital in issue to requisition a shareholder’s extraordinary general meeting. Other than this right to requisition a shareholders’ meeting, 2025 Amended and Restated Memorandum and Articles do not provide our shareholders other right to put proposal before a meeting. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but the 2025 Amended and Restated Memorandum and Articles does not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the 2025 Amended and Restated Memorandum and Articles, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Cayman Companies Act and the 2025 Amended and Restated Memorandum and Articles, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and the 2025 Amended and Restated Memorandum and Articles, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed by not less than three-fourths of such holders of the shares of that class as may be present at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our current 2025 Amended and Restated Memorandum and Articles may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our 2025 Amended and Restated Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the 2025 Amended and Restated Memorandum and Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Anti-Money Laundering Matters, Sanctions

In order to comply with legislation, regulations and guidance aimed at the prevention of money laundering, terrorist financing and proliferation financing, and sanctions legislation the Company may be required to adopt and maintain anti-money laundering procedures, and may require subscribers and their beneficial owners, controllers or authorized persons (where applicable) (“Related Persons”) to provide evidence to verify their identity. Where permitted, and subject to certain conditions, the Company may also rely on, or delegate to, a suitable person the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information).

The Company reserves the right to request such information as is necessary to verify the identity of a subscriber or their Related Persons. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

The Company also reserves the right to refuse to make any redemption payment to a shareholder if directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering, sanctions or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering, or is involved with terrorism or terrorist financing and property, and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands (“FRA”), pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands, if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property.

Economic Substance - Cayman Islands

The Cayman Islands, together with several other non-European Union jurisdictions, have introduced legislation aimed at addressing concerns raised by the Organisation for Economic Co-operation and Development’s (OECD) Base Erosion and Profit Shifting (BEPS) initiative as to offshore structures engaged in certain activities which attract profits without real economic activity. The International Tax Co-operation (Economic Substance) Act, (As Revised) (the “Economic Substance Act”) contains economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities”. As we are a Cayman Islands company, our compliance obligations will include filing an annual notification, which need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Economic Substance Act. If the Cayman Islands Tax Information Authority determines that the Company or any of its Cayman Islands subsidiaries has failed to meet the requirements imposed by the Economic Substance Act the Company may face significant financial penalties, restriction on the regulation of its business activities and/or may be struck off as a registered entity in the Cayman Islands.

As it is still a relatively new regime, it is anticipated that the Economic Substance Act and associated guidance will evolve and may be subject to further clarification and amendments. We may need to allocate additional resources to keep updated with these developments, and may have to make changes to our operations in order to comply with all requirements under the Economic Substance Act. Failure to satisfy these requirements may subject us to penalties under the Economic Substance Act.

Cayman Islands Data Protection

We have certain duties under the Data Protection Act (as revised) of the Cayman Islands, or the DPA, based on internationally accepted principles of data privacy.

Privacy Notice

This privacy notice puts our shareholders on notice that through your investment into us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Shareholder’s Personal Data

We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

Contacting the Company

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at https://www.ir.thezetanetwork.com or through phone number +1 (929) 317-2699.

Description of Preferred Shares

Our 2025 Amended and Restated Memorandum and Articles also authorizes our Board of Directors to establish from time to time one or more series of preferred shares and to determine, subject to compliance with the variation of rights of shares provision in the 2025 Amended and Restated Memorandum and Articles, with respect to any series of preferred shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our Board of Directors may, issue preferred shares without action by our shareholders to the extent such preferred shares have already been authorized and created under the Company’s memorandum and articles of association but unissued shares available.

Any or all of the terms, rights and preferences of the preferred shares may be greater than the rights of the Class A ordinary shares. The specific terms of any series of preferred shares offered pursuant to this prospectus will be described in the prospectus supplement relating to that series of preferred shares. Any issuance of preferred shares could adversely affect the voting power of holders of ordinary shares and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred shares could have the effect of delaying, deterring or preventing a change of control or other corporate action.

As of the date of this prospectus, there are no outstanding preferred shares of any series.

The material terms of any series of preferred shares that we offer, together with any material Cayman Islands or United States federal income tax considerations relating to such preferred shares, will be described in a prospectus supplement.

Description of Debt Securities, Warrants, Units and Rights

Description of Debt Securities

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under the indenture that we will enter into with the trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

●	the title of the series of debt securities;

●	any limit upon the aggregate principal amount that may be issued;

●	the maturity date or dates;

●	the form of the debt securities of the series;

●	the applicability of any guarantees;

●	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

●	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

●	if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

●	the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

●	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

●	if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

●	the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

●	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

●	any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

●	whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;

●	if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

●	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

●	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

●	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

●	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

●	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

●	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

●	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

●	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

●	the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

●	any restrictions on transfer, sale or assignment of the debt securities of the series; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our ordinary shares or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of ordinary shares or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

●	if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

●	if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

●	if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

●	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

●	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

●	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

●	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

●	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request,

●	such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request; and

●	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters:

●	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

●	to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale;”

●	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

●	to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

●	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

●	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;

●	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

●	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or

●	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

●	extending the fixed maturity of any debt securities of any series;

●	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or

●	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

●	provide for payment;

●	register the transfer or exchange of debt securities of the series;

●	replace stolen, lost or mutilated debt securities of the series;

●	pay principal of and premium and interest on any debt securities of the series;

●	maintain paying agencies;

●	hold monies for payment in trust;

●	recover excess money held by the trustee;

●	compensate and indemnify the trustee; and

●	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in the applicable prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book-entry securities will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

●	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

●	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the internal laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Description of Warrants

We may issue warrants to purchase our debt or equity securities. The warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants being offered and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will set forth, to the extent required and as applicable, the following terms (non-exhaustive) of the warrants in respect of which the prospectus supplement is delivered:

●	the title of such warrants;

●	the aggregate number of such warrants;

●	the price or prices at which such warrants will be issued;

●	the currency or currencies in which the price of such warrants will be payable;

●	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

●	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	information with respect to book-entry procedures, if any;

●	if applicable, a discussion of any material United States federal income tax considerations; and

●	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Exercise

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required exercise price to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Description of Units

The following summary of certain provisions of the units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the units that will be filed with the SEC in connection with the offering of such units.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any unit agreement under which the units will be issued;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	whether the units will be issued in fully registered or global form.

Description of Rights

The following summary of certain provisions of the rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the rights that will be filed with the SEC in connection with the offering of such rights.

We may issue rights to purchase our securities. The rights may be issued independently to existing securityholders or record or together with any other offered security and may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

●	the date of determining the security holders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights;

●	the exercise price;

●	the conditions to completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

●	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

Rights may be exercised as set forth in the prospectus supplement relating to the rights offered thereby. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the rights issued in any rights offering are exercised, we may determine to offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

FORMS OF SECURITIES

Each debt security, warrant, right and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants, rights or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue registered debt securities, warrants, rights and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, rights or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Zeta Network Group, the trustees, the warrant agents, the unit agents or any other agent of Zeta Network Group, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways (or in any combination) from time to time:

●	through underwriters or dealers;

●	directly to a limited number of purchasers or to a single purchaser;

●	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, into an existing trading market on an exchange or otherwise;

●	through agents; or

●	through any other method permitted by applicable law and described in the applicable prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:

●	the name or names of any underwriters, dealers or agents;

●	the purchase price of such securities and the proceeds to be received by us, if any;

●	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

●	any public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

●	negotiated transactions;

●	at a fixed public offering price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to prevailing market prices; or

●	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

The securities may be sold through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best effort basis for the period of its appointment.

Sales to or through one or more underwriters or agents in at-the-market offerings will be made pursuant to the terms of a distribution agreement with the underwriters or agents. Such underwriters or agents may act on an agency basis or on a principal basis. During the term of any such agreement, shares may be sold on a daily basis on any stock exchange, market or trading facility on which the ordinary shares are traded, in privately negotiated transactions or otherwise as agreed with the underwriters or agents. The distribution agreement will provide that any ordinary share sold will be sold at negotiated prices or at prices related to the then prevailing market prices for our ordinary shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we may also agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares or other securities. The terms of each such distribution agreement will be described in a prospectus supplement.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.

The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our ordinary shares, which are listed on Nasdaq. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than our ordinary shares, may or may not be listed on a national securities exchange.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise or the securities are sold by us to an underwriter in a firm commitment underwritten offering. The applicable prospectus supplement may provide that the original issue date for your securities may be more than two scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the second business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than two scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

EXPENSES RELATED TO THE OFFERING

The following table sets forth all expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement:

SEC Registration Fee	US$	13,810
FINRA Filing Fee(1)
Accounting Fees and Expenses(1)
Legal Fees and Expenses(1)
Financial Printing and Miscellaneous Expenses(1)
Total(1)	US$

(1)	These fees and expenses depend on the securities offered and the number of issuances, and accordingly cannot be estimated at this time and will be reflected in the applicable prospectus supplement.

TAX CONSIDERATIONS

The following summary of the material Cayman Islands, the PRC, Hong Kong and U.S. tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This summary is not intended to be, nor should it be construed as, legal or tax advice and is not exhaustive of all possible tax considerations of investing in our ordinary shares. This summary also does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local, and other tax laws. Investors should consult their own tax advisors with respect to the tax consequences of the acquisition, ownership and disposition of our ordinary shares.

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus other than ordinary shares will be set forth in the applicable prospectus supplement relating to the offering of those securities.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes or stamp duties levied by the Government of the Cayman Islands that are likely to be material to holders of ordinary shares or ordinary shares. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

Under the EIT Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, SAT Circular 82 issued in April 2009 specifies that certain offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions are met: (a) senior management personnel and core management departments in charge of the daily operations of the enterprises have their presence mainly in the PRC; (b) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) major assets, accounting books and company seals of the enterprises, and minutes and files of their board’s and shareholders’ meetings are located or kept in the PRC; and (d) half or more of the enterprises’ directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters. If the PRC tax authorities determine that Zeta Network Group is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. Also, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or ordinary shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares or ordinary shares.

It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See the following risk factor which is incorporated by reference herein: “- Risk Factors Relating to Doing Business in China -If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders”.

The SAT issued SAT Circular 59 together with the Ministry of Finance in April 2009 and SAT Circular 698 in December 2009. Both SAT Circular 59 and SAT Circular 698 became effective retroactively as of January 1, 2008. By promulgating and implementing these two circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise. Under SAT Circular 698, where a non-PRC resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas holding company, and the overseas holding company is located in a tax jurisdiction that: (1) has an effective tax rate of less than 12.5% or (2) does not impose tax on foreign income of its residents, the non-PRC resident enterprise, being the transferor, must report to the relevant tax authority of the PRC resident enterprise this Indirect Transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC tax at a rate of up to 10%. Although it appears that SAT Circular 698 was not intended to apply to share transfers of publicly traded companies, there is uncertainty as to the application of SAT Circular 698 and we and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Circular 698 and we may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we should not be taxed under SAT Circular 698.

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a resident enterprise of the counter-party to such Tax Arrangement should meet the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (ii) it should directly own such percentage in the PRC resident enterprise anytime in the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties (For Trial Implementation), or the Administrative Measures, which became effective in October 2009, requires that the non-resident enterprises must obtain the approval from the relevant tax authority in order to enjoy the reduced withholding tax rate under the tax treaties. There are also other conditions for enjoying such reduced withholding tax rate according to other relevant tax rules and regulations. According to Circular 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Hong Kong Taxation

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5%. According to Tax (Amendment) (No. 3) Ordinance 2018 published by Hong Kong government, effective April 1, 2018, under the two-tiered profits tax rates regime, the profits tax rate for the first HK$2 million of assessable profits will be lowered to 8.25% (half of the rate specified in Schedule 8 to the Inland Revenue Ordinance (IRO)) for corporations.

Singapore Taxation

Corporate Tax

The prevailing corporate tax rate in Singapore is 17% with effect from Year of Assessment 2011. In addition, with effect from Year of Assessment 2020, the partial tax exemption scheme applies on the first S$200,000 of a company’s normal chargeable income; specifically 75% of up to the first S$10,000 of a company’s normal chargeable income, and 50% of up to the next S$190,000 is exempt from corporate tax. The remaining chargeable income (after the partial tax exemption) will be taxed at 17%. Our subsidiary in Singapore is subject to Singapore corporate income tax at a rate of 17%.

Goods and Services Tax

Goods and services tax (“GST”) in Singapore is a consumption tax that is levied on the import of goods and services into Singapore, as well as nearly all supplies of goods and services in Singapore at a prevailing rate of 7%. With effect from January 1, 2023, GST rate had increased to 8%, which further increased to 9% with effect from January 1, 2024.

Dividend Distributions

Singapore adopts a one-tier corporate tax system under which the tax collected from corporate profits is a final tax and the after-tax profits of a company resident in Singapore can be distributed to its shareholders as tax-exempt dividends. Such dividends are tax-exempt in the hands of the shareholders, irrespective of whether the shareholder is a company or an individual and whether or not the shareholder is a Singapore tax resident. Singapore does not currently impose withholding tax on dividends paid to resident or non-resident shareholders.

United States Federal Income Taxation

The following is a discussion of United States federal income tax considerations relating to the acquisition, ownership, and disposition of our ordinary shares by a U.S. Holder, as defined below, that acquires our ordinary shares and holds our ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 10% or more of our voting stock, investors that hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ordinary shares are urged to consult their tax advisors regarding an investment in our ordinary shares.

The discussion set forth below is addressed only to U.S. Holders that purchase ordinary shares. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary shares.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the ordinary shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, ordinary shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on Nasdaq. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this report.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we hold will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in any offering) on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we hold, together with any other assets held for the production of passive income, it is possible that, for our 2018 taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities, as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our ordinary shares and the amount of cash we hold. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “- Taxation of Dividends and Other Distributions on our ordinary shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the ordinary shares are regularly traded on Nasdaq and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ordinary shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares.

LEGAL MATTERS

We are being represented by Cooley LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the securities offered and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman LLP.

EXPERTS

The financial statements of Zeta Network Group incorporated in this prospectus by reference to the annual report on Form 20-F for the year ended June 30, 2025 have been so incorporated in reliance on the report of Assentsure PAC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements incorporated by reference in this prospectus for the year ended June 30, 2024 and June 30, 2023 have been audited by Audit Alliance LLP, an independent registered public accounting firm, as set forth in its report thereon included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITY

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

All of our assets are located outside of the United States. In addition, some of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

According to Conyers Dill & Pearman LLP, our local Cayman Islands’ counsel, there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. The courts of the Cayman Islands in the past determined that disgorgement proceedings brought at the instance of the Securities and Exchange Commission are penal or punitive in nature and such judgments would not be enforceable in the Cayman Islands. Other civil liability provisions of the securities laws may be characterized as remedial, and therefore enforceable but the Cayman Islands’ Courts have not yet ruled in this regard. Our Cayman Islands’ counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands.

Cayman Islands’ counsel further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdictions will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction, (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (3) is final, (4) is not in respect of taxes, a fine or a penalty, and (5) was not obtained in a manner and is of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a “shelf” registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Class A ordinary shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Our SEC filings, including the registration statement, are available to you on the SEC’s website at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. We also maintain a website at https://www.ir.thezetanetwork.com. Through our website, we make available, free of charge, our annual reports and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus.

INFORMATION INCORPORATED BY REFERENCE

This registration statement incorporates by reference important information about the Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:

●	our Annual Report for the year ended June 30, 2025 on Form 20-F, filed with the SEC on November 12, 2025; and

●	the description of our Ordinary Shares incorporated by reference in our registration statement on Form 8-A, as amended (File No. 001-34515) filed with the Commission on October 30, 2009, including any amendment and report subsequently filed for the purpose of updating that description.

All subsequent annual reports on Form 20-F, Form 40-F or Form 10-K that we file with the SEC and all subsequent filings on Forms 10-Q and 8-K filed by us with the SEC pursuant to the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC), after the date hereof and prior to the termination or expiration of the registration statement of which this prospectus forms a part, shall be incorporated by reference. We may incorporate by reference any reports on Form 6-K that we furnish to the SEC that we specifically identify in such form or in any applicable prospectus supplement as being incorporated by reference into this prospectus or such prospectus supplement (i) after the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the completion of an offering of securities under this prospectus.

Our filings with the SEC, including annual reports on Form 20-F and current reports on Form 6-K and amendments to those reports, are available electronically on the SEC’s website at www.sec.gov. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Zeta Network Group
80 Broad Street, 5th Floor

New York, NY 10005

+1 (929) 317-2699
Attention: Investor Relations

You should rely only on the information that we incorporate by reference or provide in this prospectus or any accompanying prospectus supplement.